Filed Pursuant to Rule 424(b)(5)
Registration No. 333-194874

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus do not constitute an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 4, 2015

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated March 28, 2014)

$675,000,000

Verisk Analytics, Inc.

Class A Common Stock

We are offering             shares of our Class A common stock.

Our Class A common stock is listed for trading on the NASDAQ Global Select Market under the symbol “VRSK.” On May 1, 2015, the last sale price of shares of our Class A common stock as reported on the NASDAQ Global Select Market was $75.71 per share.

This offering is intended as part of the financing of the acquisition (the “Acquisition”) of H&F Nugent 1 Limited, the indirect parent company of Wood Mackenzie Limited (“Wood Mackenzie”). See “Summary — Pending Acquisition of Wood Mackenzie.”

Investing in our Class A common stock involves risks that are described in the “Risk Factors” section beginning on page S-13 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional             shares of Class A common stock from us at the public offering price, representing an aggregate amount of approximately $67,500,000, less the underwriting discount, within 30 days from the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about                     , 2015.

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley	Wells Fargo Securities

J.P. Morgan	SunTrust Robinson Humphrey

Co-Managers

Capital One Securities	HSBC	RBC Capital Markets

RBS	TD Securities	The Williams Capital Group, L.P.

The date of this prospectus supplement is                     , 2015

Prospectus Supplement

Prospectus

We have not, and the underwriters have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are offering to sell, and seeking offers to buy, the shares only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any free writing prospectuses relating to this offering or any document incorporated by reference herein or therein is accurate only as of the date of such document, regardless of the time of delivery of this prospectus supplement or of any sale of our shares.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of shares. The second part, the accompanying prospectus dated March 28, 2014, gives more general information, some of which may not apply to this offering.

This prospectus supplement and the information incorporated by reference in this prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement varies in any way from the information in the accompanying prospectus or in a document we have incorporated by reference, you should rely on the information in the more recent document. You should also read and consider the additional information under the captions “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus supplement.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of shares in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on our behalf or the underwriters or any one of them, to subscribe to or purchase any shares, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

Unless otherwise stated herein or the context otherwise requires, the terms “Verisk,” “Verisk Analytics,” “the Company,” “we,” “us,” and “our” refer to Verisk Analytics, Inc. and its consolidated subsidiaries. If we use a capitalized term in this prospectus supplement and do not define the term in this document, it is defined in the accompanying prospectus.

Unless otherwise stated herein or the context otherwise requires, references to the financial information of Wood Mackenzie are to the financial information of H&F Nugent 1 Limited (“H&F Nugent”), the indirect parent company of Wood Mackenzie.

Financial information included herein for Wood Mackenzie for the years ended December 31, 2013 and 2014 is derived from H&F Nugent’s audited financial statements prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). Financial information included herein for Wood Mackenzie for the three months ended March 31, 2015 and 2014 is derived from H&F Nugent’s unaudited financial statements prepared in accordance with International Accounting Standard Board 34, Interim Financial Statements.

For a reconciliation of IFRS to U.S. GAAP for such periods, see Note 30 to H&F Nugent’s audited annual financial statements and Note 13 to H&F Nugent’s unaudited interim financial statements incorporated by reference herein.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made or incorporated by reference statements under the captions “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and in other sections of this prospectus supplement, the prospectus or the documents incorporated by reference herein that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are

S-ii

important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the captions entitled “Risk Factors” in this prospectus supplement and our annual report on Form 10-K for the year ended December 31, 2014.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus supplement to conform our prior statements to actual results or revised expectations.

S-iii

SUMMARY

This summary highlights the information contained elsewhere in this prospectus supplement or incorporated by reference herein. Because this is only a summary, it may not contain all of the information that you should consider before investing in the shares offered hereby. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, the prospectus and the documents incorporated by reference herein, including the “Risk Factors.” You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements incorporated by reference into this prospectus supplement. Unless otherwise indicated, financial information included or incorporated by reference in this prospectus supplement is presented on an historical basis.

Company Overview

Verisk Analytics is a leading provider of information about risk to professionals in insurance, healthcare, financial services, government, supply chain, and risk management. Using advanced technologies to collect and analyze billions of records, we draw on industry expertise and unique proprietary data sets to provide predictive analytics and decision-support solutions in fraud prevention, actuarial science, insurance coverages, fire protection, catastrophe and weather risk, profitability optimization, data management, and many other fields. In the United States and around the world, we help customers protect people, property, and financial assets.

Our customers use our solutions to make better decisions about risk and opportunities with greater efficiency and discipline. We refer to these products and services as “solutions” due to the integration among our services and the flexibility that enables our customers to purchase components or the comprehensive package. These “solutions” take various forms, including data, statistical models or tailored analytics, all designed to allow our clients to make more logical decisions. We believe our solutions for analyzing risk positively impact our customers’ revenues and help them better manage their costs. In 2014, our customers included all of the top 100 Property and Casualty, or P&C, insurance providers in the United States for the lines of P&C services we offer, 29 of the top 30 credit card issuers in North America, the United Kingdom and Australia, as well as 9 of the top 10 health plan providers in the United States. We believe that our commitment to our customers and the embedded nature of our solutions serve to strengthen and extend our relationships.

We help those businesses address what we believe are the four primary decision making processes essential for managing risk as set forth below in the Verisk Risk Analysis Framework:

The Verisk Risk Analysis Framework

These four processes correspond to various functional areas inside our customers’ operations:

•	our loss predictions are typically used by P&C insurance and healthcare actuaries, advanced analytics groups and loss control groups to help drive their own assessments of future losses;

•	our risk selection and pricing solutions are typically used by underwriters as they manage their books of business and by financial institutions as they manage the profitability of their credit and debit card portfolios;

•	our fraud detection and prevention tools are used by P&C insurance and healthcare underwriters to root out fraud prospectively and by claims departments to speed claims and find fraud retroactively; and

•	our tools to quantify loss are primarily used by claims departments, independent adjustors and contractors.

We add value by linking our solutions across these four key processes; for example, we use the same modeling methods to support the pricing of homeowner’s insurance policies and to quantify the actual losses when damage occurs to insured homes.

We offer our solutions and services primarily through annual subscriptions or long-term agreements, which are typically pre-paid and represented approximately 72.3% of our revenues in 2014 and 73.7% of our revenues for the three months ended March 31, 2015. For the year ended December 31, 2014 and the three month period ended March 31, 2015, we had revenues of $1,746.7 million and $459.4 million, respectively, and net income of $400.0 million and $98.7 million, respectively. For the five year period ended December 31, 2014, our revenues and net income grew at a compound annual growth rate, or CAGR, of 15.2% and 13.3%, respectively.

We organize our business in two segments: Risk Assessment and Decision Analytics.

Risk Assessment Segment

Our Risk Assessment segment serves our P&C insurance customers and focuses on the first two decision making processes in our Risk Analysis Framework: prediction of loss and selection and pricing of risk. Within this segment, we also provide solutions to help our insurance customers comply with their reporting requirements in each U.S. state in which they operate. Our customers include most of the P&C insurance providers in the United States.

Decision Analytics Segment

In the Decision Analytics segment, we support all four phases of our Risk Analysis Framework. We develop predictive models to forecast scenarios and produce both standard and customized analytics that help our customers better predict loss, select and price risk, detect fraud before and after a loss event, and quantify losses.

As we develop our models to quantify loss and detect fraud, we improve our ability to predict the loss and prevent the fraud from happening. We believe this provides us with a significant competitive advantage over firms that do not offer solutions which operate both before and after loss events.

Pending Acquisition of Wood Mackenzie

Wood Mackenzie is a leading provider of industry standard commercial analytics for the global energy, chemicals and metals and mining industries. Wood Mackenzie provides comprehensive and integrated coverage of relevant commodities across these interconnected sectors. Headquartered in Edinburgh, Wood Mackenzie has a 40-plus year track record of providing objective analysis and advice on energy assets, companies and markets, giving customers in over 80 countries around the world the insight they need to make better asset investment and portfolio allocation decisions. Wood Mackenzie has gathered proprietary information, insight and analysis on thousands of oil and gas fields, mines, refineries and other assets, as well as detailed assessments of the market fundamentals across each value chain. Wood Mackenzie’s experts rigorously analyze the data and work directly with customers to address their business challenges.

Wood Mackenzie has established itself as a leading brand for forward-looking commercial information in the global energy, chemicals, and metals and mining industries and provides mission-critical solutions which are embedded in customer workflows, founded on proprietary data assets. Wood Mackenzie’s diverse customer base includes over 800 international and national energy companies, as well as chemicals, metals and mining companies, financial institutions and governments. Wood Mackenzie works with a range of diverse teams, including policymakers, business development professionals and market analysts, corporate finance executives, risk teams and investors. Wood Mackenzie has a global presence including offices in Edinburgh, Dubai, Houston, London, Singapore and Sydney, with about 1,000 employees in these and other global locations.

Wood Mackenzie provides two types of offerings to its customers:

•	Data analytic solutions are sold on a subscription basis and include a detailed understanding of non-public, asset-level data and analytics. The research teams source important intelligence from continuous, relationship-driven interactions with market participants. An integrated analysis is then developed in a comprehensive interpretation and modelling process.

•	Advisory services are sold to customers on a transactional basis and are a natural extension of Wood Mackenzie’s data analytic subscription solutions. Wood Mackenzie’s analysts provide advisory solutions to customers, leveraging the expertise of its data analysts and the information contained in its proprietary database. Advisory services facilitate the development of new customer relationships and new customer solution ideas.

Key secular demand drivers for data analytics in the energy sector include the need for companies in the oil and gas industry to have data analytics available to make decisions — such as where to drill, how to prioritize their drilling projects, how much capital to spend and how to manage their asset portfolios. In 2013, the global oil and gas industry is estimated to have spent more than $600 billion on upstream capital expenditures and has trillions of dollars invested in energy assets that they must manage and optimize. We believe this large amount of investment is managed more efficiently with Wood Mackenzie data analytics. Companies also need advisory services to help them value their assets, be it an oil field, coal mine or liquefied natural gas project. Financial companies and banks also need information about these assets and their valuation in order to advise their customers, make loans and decide about investments in the oil and gas space.

Wood Mackenzie provides its customers with access to its subscription based data/analytics services primarily through annual or multi-year subscriptions. Such subscriptions are typically paid upfront and have been renewed at rates greater than 95% (by value) during 2010-14. Subscription revenues represented over 80% of the Wood Mackenzie revenues in 2014. As a result of this subscription-based business model, Wood Mackenzie generates a significant amount of recurring revenues, and there is strong visibility into Wood Mackenzie’s future revenues and cash flows.

In fiscal year 2014 and the three months ended March 31, 2015, Wood Mackenzie reported revenues of £227 million and £60 million, respectively, of which subscriptions contributed £187 million and £51 million, respectively, and advisory services contributed £40 million and £9 million, respectively. Over the past five years through fiscal year 2014, Wood Mackenzie’s revenues grew at a CAGR of 16%. Wood Mackenzie reported a loss of £46 million and £21 million, respectively, and EBITDA of £100 million and £29 million, respectively, in fiscal year 2014 and the three months ended March 31, 2015, with an EBITDA margin of 44% and 48%, respectively. For a reconciliation of Wood Mackenzie’s EBITDA to loss, see “— Summary Consolidated Financial Data — Non-GAAP Measures for the Company and Wood Mackenzie — Wood Mackenzie.”

Financing of the Pending Acquisition

On March 10, 2015, we and V Acquisition Limited, our wholly-owned subsidiary (the “Company Sub”), entered into a Deed with the shareholders of Wood Mackenzie named therein pursuant to which we agreed to acquire Wood Mackenzie. The Acquisition will be structured as a purchase by the Company Sub of shares issued by H&F Nugent 1 Limited, the indirect parent of Wood Mackenzie, and loan notes issued by H&F Nugent 2 Limited for aggregate consideration of approximately $2.8 billion to be paid in cash.

We intend to finance the purchase price for the Acquisition, including the repayment of the Wood Mackenzie indebtedness, through a combination of the net proceeds of this offering and the Notes Offering (as defined below), borrowings under our revolving credit facility and approximately $50.0 million of cash on hand. We expect to close the Acquisition after the completion of this offering and the Notes Offering. We refer to the closing of each of the Acquisition, this offering and the Notes Offering, and the borrowing under our revolving credit facility as the “Transactions.” This offering is not conditional upon the completion of any of the other Transactions.

We intend to issue debt in the form of notes in an offering (the “Notes Offering”) that we expect will close following this offering and prior to the Acquisition. This prospectus supplement shall not be deemed an offer to sell or a solicitation to buy any notes. Any Notes Offering will be conducted by means of a separate prospectus.

Our Growth Strategy

For the five-year period ended December 31, 2014, we have grown our revenues at a CAGR of 15.2% through the successful execution of our business plan. These results reflect strong organic revenue growth, new product development and acquisitions. We have made, and continue to make, investments in people, data sets, analytic solutions, technology, and complementary businesses. The key components of our strategy include:

•	Increase Solution Penetration with Customers. We expect to expand the application of our solutions in insurance customers’ internal risk and underwriting processes. Building on our deep knowledge of, and embedded position in, the insurance industry, we expect to sell more solutions to existing customers tailored to individual insurance segments. By increasing the breadth and relevance of our offerings, we believe we can strengthen our relationships with customers and increase our value to their decision making in critical ways. We also have opportunities to expand solution penetration in our health and financial services customers.

•	Develop New, Proprietary Data Sets and Predictive Analytics. We work with our customers to understand their evolving needs. We plan to create new solutions by enriching our mix of proprietary data sets, analytic solutions and effective decision support across the markets we serve. We constantly seek to add new data sets that can further leverage our analytic methods, technology platforms and intellectual capital.

•	Leverage Our Intellectual Capital to Expand into Adjacent Markets and New Customer Sectors. Our organization is built on over four decades of intellectual property in risk management. We believe we can continue to profitably expand the use of our intellectual capital and apply our analytic methods in new markets, where significant opportunities for long-term growth exist. We also continue to pursue growth through targeted international expansion. We have already demonstrated the effectiveness of this strategy with our expansion into healthcare and non-insurance financial services.

•	Pursue Strategic Acquisitions that Complement Our Leadership Positions. We will continue to expand our data and analytics capabilities across industries. While we expect this will occur primarily through organic growth, we have and will continue to acquire assets and businesses that strengthen our value proposition to customers. We have developed an internal capability to source, evaluate and integrate acquisitions that have created value for shareholders.

Corporate Information

Verisk Analytics, Inc. is incorporated under the laws of the State of Delaware. Our principal executive offices are located at 545 Washington Boulevard, Jersey City, New Jersey, 07310-1686 and our telephone number is (201) 469-2000. Our internet address is www.verisk.com. Other than the documents expressly incorporated by reference, the information on our website and any other website that is referred to in this prospectus supplement is not part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Issuer	Verisk Analytics, Inc.

Class A common stock offered by us	shares

Option to purchase additional shares of Class A common stock from us	shares

Class A common stock outstanding after the offering	shares ( shares if the underwriters exercise their option to purchase additional shares in full)

Use of proceeds	We intend to use the net proceeds of this offering, together with the net proceeds of the Notes Offering, the borrowings under our revolving credit facility and cash on hand, to finance the approximately $2.8 billion purchase price for the Acquisition. See “—Financing of the Pending Acquisition,” “Use of Proceeds” and “Unaudited Pro Forma Condensed Consolidated Financial Information.”

Dividend policy	We currently do not intend to pay dividends on our Class A common stock.

Stock symbol	“VRSK”

Risk factors	Investing in our shares involves substantial risk. Please read “Risk Factors” beginning on page S-13 of this prospectus supplement and page 15 of our annual report on Form 10-K for the year ended December 31, 2014 for a discussion of certain factors you should consider in evaluating an investment in our shares.

Unless the context requires otherwise, the number of shares of our Class A common stock to be outstanding after this offering is based on 158,467,307 shares outstanding as of May 1, 2015. The number of shares of our Class A common stock to be outstanding after this offering does not take into account, unless the context otherwise requires:

•	any exercise of the underwriters’ option to purchase additional shares of Class A common stock in this offering;

•	9,909,740 shares of Class A common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $35.90 per share; and

•	an aggregate of 11,125,989 shares of Class A common stock that are reserved for future issuances under our 2013 Equity Incentive Plan.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary historical financial data of the Company should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement. The consolidated statement of operations data for the years ended December 31, 2014, 2013 and 2012 and the consolidated balance sheet data as of December 31, 2014 and 2013 are derived from the audited consolidated financial statements incorporated by reference in this prospectus supplement. The consolidated balance sheet data as of December 31, 2012 is derived from audited consolidated financial statements that are not included or incorporated by reference in this prospectus supplement. The condensed consolidated statement of operations data for the three-month periods ended March 31, 2015 and 2014 and the condensed consolidated balance sheet data as of March 31, 2015 are derived from unaudited condensed financial statements that are incorporated by reference in this prospectus supplement. Historical results are not necessarily indicative of results that may be expected for the fiscal year ended December 31, 2015 or any other future period.

Between January 1, 2012 and March 31, 2015, we acquired 8 businesses, which may affect the comparability of our consolidated financial statements. Our consolidated financial statements have been retroactively adjusted in all periods presented to give recognition to the discontinued operations of our mortgage services business.

	Three-Month Period Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(In thousands, except for share and per share data)
Statement of Operations Data:
Revenues:
Decision Analytics	$288,455	$247,330	$1,096,074	$977,427	$828,342
Risk Assessment	170,942	162,313	650,652	618,276	579,506

Revenues	459,397	409,643	1,746,726	1,595,703	1,407,848
Expenses:
Cost of revenues	184,216	169,673	716,598	622,523	516,708
Selling, general and administrative	58,306	57,134	227,306	228,982	220,068
Depreciation and amortization of fixed assets	24,442	19,781	85,506	66,190	46,637
Amortization of intangible assets	14,141	14,212	56,870	63,741	52,207

Total expenses	281,105	260,800	1,086,280	981,436	835,620

Operating income	178,292	148,843	660,446	614,267	572,228
Other income (expense):
Investment income and others, net	(538)	9	158	609	106
Interest expense	(18,262)	(17,439)	(69,984)	(76,136)	(72,508)

Total other expense	(18,800)	(17,430)	(69,826)	(75,527)	(72,402)
Income before income taxes from continuing operations	159,492	131,413	590,620	538,740	499,826
Provision for income taxes	(60,806)	(46,972)	(219,755)	(196,426)	(182,363)

Income from continuing operations	98,686	84,441	370,865	342,314	317,463
Income from discontinued operations, net of tax(1)	—	31,117	29,177	6,066	11,679

Net income	$98,686	$115,558	$400,042	$348,380	$329,142

	Three-Month Period Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(In thousands, except for share and per share data)
Basic net income per share:
Income from continuing operations	$0.62	$0.50	$2.24	$2.04	$1.91
Income from discontinued operations	—	0.19	0.17	0.03	0.07

Basic net income per share	$0.62	$0.69	$2.41	$2.07	$1.98

Diluted net income per share:
Income from continuing operations	$0.61	$0.50	$2.20	$1.99	$1.85
Income from discontinued operations	—	0.18	0.17	0.03	0.07

Diluted net income per share	$0.61	$0.68	$2.37	$2.02	$1.92

Weighted average shares outstanding:
Basic	158,087,919	166,981,982	165,823,803	168,031,412	165,890,258

Diluted	161,481,213	170,421,489	169,132,423	172,276,360	171,709,518

The following table sets forth our consolidated balance sheet data:

	As of March 31,	As of December 31,
	2015	2014	2013	2012
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$152,847	$39,359	$165,801	$89,819
Total assets	$2,404,499	$2,345,330	$2,504,451	$2,360,336
Total debt(2)	$1,306,236	$1,436,932	$1,275,887	$1,461,425
Stockholders’ equity(3)	$331,722	$211,043	$547,589	$255,591

(1)	On March 11, 2014, we sold our mortgage services business. See Note 10 of our audited consolidated financial statements and Note 6 of our interim consolidated financial statements incorporated by reference in this prospectus supplement.
(2)	Includes capital lease obligations.
(3)	Subsequent to our corporate reorganization on October 6, 2009, share repurchases are recorded as treasury stock within stockholders’ equity, as we intend to reissue shares from treasury stock in the future. For the three months ended March 31, 2015 and 2014, we repurchased none and $88.7 million, respectively, of treasury stock. For the years ended December 31, 2014, 2013 and 2012, we repurchased $675.4 million, $278.9 million and $162.6 million, respectively, of treasury stock.

Non-GAAP Measures for the Company and Wood Mackenzie

EBITDA is the financial measure which management uses to evaluate our performance of our segments. “EBITDA” is defined as net income before interest expense, provision for income taxes, depreciation and amortization of fixed and intangible assets. Although EBITDA is a non-GAAP financial measure, EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for an analysis of our results of operations or cash flow from operating activities reported under GAAP. Management uses EBITDA in conjunction with traditional GAAP operating performance measures as part of its overall assessment of company performance. Some of these limitations are:

•	EBITDA does not reflect cash expenditures or future requirements for capital expenditures or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Verisk

The financial operating data below sets forth information we believe is useful for investors in evaluating our overall financial performance.

Because EBITDA is calculated from net income, this presentation includes EBITDA from discontinued operations of our mortgage services business. See Note 18 of our audited consolidated financial statements and Note 13 of our interim consolidated financial statements incorporated by reference in this prospectus supplement.

	Three-Month Period Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(In thousands)
Other Data:
EBITDA:
Decision Analytics EBITDA	$115,369	$145,108	$489,798	$413,342	$379,655
Risk Assessment EBITDA	100,968	93,325	368,770	346,931	316,260

EBITDA	$216,337	$238,433	$858,568	$760,273	$695,915

The following is a reconciliation of net income to EBITDA:

	Three-Month Period Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(In thousands)
Net income	$98,686	$115,558	$400,042	$348,380	$329,142
Depreciation and amortization of fixed and intangible assets from continuing operations	38,583	33,993	142,376	129,931	98,844
Interest expense from continuing operations	18,262	17,439	69,984	76,136	72,508
Provision for income taxes from continuing operations	60,806	46,972	219,755	196,426	182,363
Depreciation, amortization, interest and provision for income taxes from discontinued operations	—	24,471	26,411	9,400	13,058

EBITDA(1)	$216,337	$238,433	$858,568	$760,273	$695,915

(1)	EBITDA for the three-month periods ended March 31, 2015 and March 31, 2014 included EBITDA from continuing operations of $216.3 million and $182.8 million, respectively. EBITDA for the years ended December 31, 2014, 2013 and 2012 included EBITDA from continuing operations of $803.0 million, $744.8 million and $671.2 million, respectively.

Wood Mackenzie

The following is a reconciliation of Wood Mackenzie’s loss for the year to EBITDA prepared in accordance with IFRS. We believe the financial operating data below is useful for investors in evaluating Wood Mackenzie’s overall financial performance. This information should not be considered in isolation or as a substitute for an analysis of Wood Mackenzie’s results of operations or cash flows reported under IFRS. The following data should be read in conjunction with the consolidated financial statements and notes thereto of Wood Mackenzie, incorporated by reference in this prospectus supplement.

	Three-Month Period Ended March 31,	Year Ended December 31,
Wood Mackenzie	2015	2014
IFRS	(In thousands)
Loss for the year	£(20,727)	£(46,424)
Depreciation and amortization of fixed and intangible assets	4,086	16,630
Finance costs	46,326	130,383
Provision for income taxes	(411)	(629)

EBITDA	£29,274	£99,960

SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The following tables present our summary unaudited pro forma condensed consolidated financial data for the periods indicated below which we have derived from the “Unaudited Pro Forma Condensed Consolidated Financial Information” included elsewhere in this prospectus supplement. The summary unaudited pro forma statement of operations data for the year ended December 31, 2014 and for the three-month period ended March 31, 2015 give effect to the Transactions as if they had occurred on January 1, 2014, and the summary unaudited pro forma balance sheet data as of March 31, 2015 give effect to the Transactions as if they had occurred on March 31, 2015.

The summary unaudited condensed consolidated pro forma financial data do not purport to represent what our financial condition or results of operations would have actually been had the Transactions occurred on the dates noted above, or to project our financial condition or results of operations as of any future date or for any future periods. The pro forma adjustments are based on available information and certain assumptions that we believe are reasonable.

The summary unaudited pro forma condensed consolidated financial data should be read in conjunction with the “Unaudited Pro Forma Condensed Consolidated Financial Information” and the accompanying notes thereto, which are included elsewhere in this prospectus supplement, and the consolidated financial statements of each of the Company and H&F Nugent 1 Limited, the indirect parent company of Wood Mackenzie, and the notes to such statements, incorporated by reference into this prospectus supplement.

	Three-Month Period Ended March 31, 2015	Year Ended December 31, 2014
	(In thousands)
Statement of Operations Data:
Revenues	$550,094	$2,120,847
Expenses:
Cost of revenues (exclusive of items shown separately below)	218,202	856,372
Selling, general and administrative	70,662	297,184
Depreciation and amortization of fixed assets	28,727	105,494
Amortization of intangible assets	47,539	190,460

Total expenses	365,130	1,449,510

Operating income	184,964	671,337
Other income/(expense):
Investment income and others	(538)	260
Interest expense	(33,565)	(133,395)

Total other expense, net	(34,103)	(133,135)

Income before income taxes	150,861	538,202
Provision for income taxes	(56,963)	(199,986)

Income from continuing operations	$93,898	$338,216

Basic income from continuing operations per share	$0.56	$1.93

Diluted income from continuing operations per share	$0.55	$1.89

Weighted average shares outstanding:
Basic	167,548,325	175,284,209

Diluted	170,941,619	178,592,829

As of March 31, 2015
(In thousands)
Balance Sheet Data:
Assets
Current assets:
Cash and cash equivalents	$140,067
Accounts receivable, net	320,998
Other current assets	85,969

Total current assets	547,034
Noncurrent assets:
Fixed assets, net	373,954
Intangible assets, net	1,634,346
Goodwill	2,997,842
Other assets	133,206

Total assets	$5,686,382

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt and current portion of long-term debt	$35,878
Fees received in advance	500,003
Other current liabilities	192,143

Total current liabilities	728,024
Noncurrent liabilities:
Debt incurred to finance the Acquisition(1)	2,355,750
Long-term debt	1,050,358
Deferred income taxes, net	455,652
Other liabilities	133,439

Total liabilities	4,723,223

Redeemable Preferred Stock	—
Commitments and contingencies
Common stock	137
Unearned KSOP contribution	(135)
Additional paid-in capital	1,846,927
Treasury stock, at cost	(2,531,547)
Retained earnings	1,727,835
Accumulated other comprehensive losses	(80,058)

Stockholders’ equity	963,159

Total liabilities and stockholders’ equity	$5,686,382

(1)	A portion of this debt will be incurred under our revolving credit facility and will constitute short-term debt.

RISK FACTORS

In deciding whether to purchase the shares, you should carefully consider the risks described below, which could cause our operating results and financial condition to be materially adversely affected, as well as other information and data included in or incorporated by reference into this prospectus supplement, including the “Risk Factors” beginning on page 15 of our annual report on Form 10-K for the year ended December 31, 2014.

Risks Relating to the Acquisition, Our Common Stock and this Offering

We will incur substantial additional indebtedness in connection with the Acquisition.

On March 10, 2015, we announced that we will acquire Wood Mackenzie. In order to finance the Acquisition, we expect to incur $2,355.8 million of indebtedness. As of March 31, 2015, after giving effect to the Transactions, we would have had total consolidated indebtedness of approximately $3,442.0 million, and our leverage ratio (debt to EBITDA) would have increased from 1.6x to 3.5x. Our increased leverage resulting from the Acquisition could adversely affect our business. In particular, it could increase our vulnerability to sustained, adverse macroeconomic weakness, limit our ability to obtain further financing and limit our ability to pursue certain operational and strategic opportunities. In addition, we will incur substantial expense to consummate the Acquisition. The increased leverage, potential lack of access to financing and increased expenses could have a material adverse effect on our financial condition, results of operations and cash flows.

We may not realize the expected benefits of the Acquisition.

We may fail to realize the expected benefits of the Acquisition or successfully integrate Wood Mackenzie’s operations or preserve its customers and employees in an efficient or timely manner. The necessity of coordinating geographically separated organizations, systems and facilities and addressing possible differences in business backgrounds, corporate cultures and management philosophies may increase the difficulties of integration. This integration effort may also distract our management’s focus from our existing core businesses or impair our existing relationships with employees, customers and our strategic partners. We may not be able to achieve the targeted operating or long-term strategic benefits of the Acquisition or could incur higher transition costs. An inability to realize the full extent of, or any of, the anticipated benefits of the Acquisition, as well as any delays encountered in the integration process or an inability to integrate the operations of the two companies could have a material adverse effect on our financial condition, results of operations and cash flows.

General economic uncertainties, including downward trends in the energy industry, could reduce demand by Wood Mackenzie’s customers for its products and services.

Demand for Wood Mackenzie’s products and services may be negatively influenced by general economic uncertainties, particularly any downward trends in the energy industry. Many factors could negatively affect the revenues, profits and discretionary spending of Wood Mackenzie’s customers. Such factors include commodity prices (in particular, oil and coal), the state of the local economy, interest rates, currency exchange rates, political uncertainty or restrictions and regulations, the availability of industry resources and other matters. A downturn or perceived downturn in the economy, particularly the energy industry, could add pricing pressure, delay subscription renewals or lead to more challenging or protracted fee negotiations or generally lower acceptance of our solutions by Wood Mackenzie’s customers, which could cause a decline in our revenues and have a material adverse effect on our financial condition, results of operations and cash flows.

Following the Acquisition, our operations will be subject to additional risks inherent in international operations.

Wood Mackenzie is based in the United Kingdom and conducts its principal operations outside the United States. As a result, following the completion of the Acquisition, the percentage of our revenues generated outside of the United States will increase materially. Conducting extensive international operations subjects us to risks that are inherent in international operations, including challenges posed by different pricing environments and different forms of competition; lack of familiarity and burdens of complying with foreign laws, legal standards, regulatory requirements, tariffs and other barriers; unexpected changes in regulatory requirements, taxes, trade laws, tariffs, export quotas, custom duties or other trade restrictions; differing technology standards; difficulties in collecting accounts receivable; difficulties in managing and staffing international operations; varying expectations as to employee standards; potentially adverse tax consequences, including possible restrictions on the repatriation of earnings; and reduced or varied protection for intellectual property rights in some countries. Moreover, international operations could be interrupted and negatively affected by economic changes, geopolitical regional conflicts, terrorist activity, political unrest, civil strife, acts of war and other economic or political uncertainties. All of these risks could result in increased costs or decreased revenues, either of which could have a material adverse effect on our financial condition, results of operations and cash flows.

Following the Acquisition, we will be subject to the increased risk of exchange rate fluctuations.

The revenues and costs of Wood Mackenzie are primarily denominated in pound sterling. As a result of the Acquisition, we face greater exposure to movements in currency exchange rates, which may cause our revenue and operating results to differ materially from expectations. Our operating results could be negatively affected depending on the amount of revenue and expense denominated in foreign currencies. As exchange rates vary, revenue, cost of revenue, operating expenses and other operating results, when remeasured in U.S. dollars, may differ materially from expectations. Although we may apply certain strategies to mitigate foreign currency risk, these strategies may not eliminate our exposure to foreign exchange rate fluctuations and would involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategies and potential accounting implications.

We may not be able to consummate the Acquisition.

We face risks associated with consummating the Acquisition, such as risks associated with our ability to incur or issue debt to finance a portion of the purchase price. In addition, if the Acquisition does not close, we will have significant discretion to allocate the proceeds from this offering and the Notes Offering to other uses. We cannot assure you that we will have opportunities to allocate the proceeds from this offering and the Notes Offering for other productive uses or that other uses of the proceeds from this offering and the Notes Offering will result in a favorable return to investors.

The price of our Class A common stock has fluctuated in the past and this may make it difficult for you to resell shares of our Class A common stock at prices you find attractive.

The trading price of our Class A common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations have adversely affected, and may in the future adversely affect, the market price of our Class A common stock. Among the factors that could affect our stock price are:

•	the unsuccessful integration of Wood Mackenzie into our business;

•	our failure to recognize the expected benefits of the Acquisition;

•	changes in financial estimates and buy/sell recommendations by securities analysts or our failure to meet analysts’ revenue or earnings estimates;

•	actual or anticipated variations in our operating results;

•	our earnings releases and financial performance;

•	market conditions in our industry and the general state of the securities markets;

•	fluctuations in the stock price and operating results of our competitors;

•	actions by institutional shareholders;

•	investor perception of us and the industry and markets in which we operate;

•	general economic conditions in the United States and the countries where we operate;

•	international disorder and instability in foreign financial markets, including but not limited to potential sovereign defaults; and

•	other factors described in “Risk Factors” in this prospectus and in our annual report on Form 10-K for the year ended December 31, 2014.

Because we have no plans to pay dividends on our common stock, investors must look solely to stock appreciation for a return on their investment in us.

We have not paid or declared any cash dividends on our Class A common stock during the two most recent fiscal years and we currently do not intend to pay dividends on our Class A common stock. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansions. Any future dividends may also be restricted by any contractual restrictions in indebtedness agreements which we may enter into from time to time and from the issuance of preferred stock should we decide to do so in the future.

USE OF PROCEEDS

The net proceeds from this offering are estimated to be approximately $         million after the deduction of the underwriters’ discounts and expenses of the offering payable by us.

We intend to use the net proceeds of this offering, together with the net proceeds of the Notes Offering, the borrowings under our revolving credit facility and cash on hand, to finance the approximately $2.8 billion purchase price for the Acquisition. See “Summary — Financing of the Pending Acquisition” and “Unaudited Pro Forma Condensed Consolidated Financial Information.”

MARKET PRICE AND DIVIDENDS ON COMMON STOCK

Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “VRSK.”

The following table shows the quarterly range of the high and low per share closing sales prices for our common stock as reported by the NASDAQ Global Select Market.

Year Ending December 31, 2013	High	Low
First Quarter	$61.62	$52.98
Second Quarter	$61.29	$57.70
Third Quarter	$66.53	$60.47
Fourth Quarter	$68.74	$61.27

Year Ending December 31, 2014	High	Low
First Quarter	$66.05	$59.87
Second Quarter	$61.79	$56.55
Third Quarter	$64.77	$59.42
Fourth Quarter	$65.15	$59.07

Year Ending December 31, 2015	High	Low
First Quarter	$72.27	$62.70
Second Quarter (through May 1, 2015)	$76.85	$71.53

As of May 1, 2015, there were approximately 42 Class A stockholders of record. We believe the number of beneficial owners is substantially greater than the number of record holders, because a large portion of Class A common stock is held in “street name” by brokers.

We have not paid or declared any cash dividends on our Class A common stock during the two most recent fiscal years and we currently do not intend to pay dividends on our Class A common stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization on a consolidated basis as of March 31, 2015 and on a pro forma basis to reflect the net proceeds for this offering and the other transactions described under “Unaudited Pro Forma Condensed Consolidated Financial Information.” The table should be read in conjunction with the information under the headings “Summary — Summary Consolidated Financial Data,” “Use of Proceeds,” and “Unaudited Pro Forma Condensed Consolidated Financial Information” and the consolidated financial statements, including the notes thereto, which are incorporated by reference into this prospectus supplement.

	As of March 31, 2015
	Actual	Pro forma
	(In thousands, except for share and per share data)
Cash and cash equivalents	$152,847	$140,067

Short-term debt (including current portion of long-term debt):
Syndicated revolving credit facility	30,000	30,000
Prudential shelf notes
5.84% Series H shelf notes (due October 26, 2015)	17,500	—
6.28% Series I shelf notes (due April 29, 2015)	85,000	—
New York Life shelf notes
5.87% Series A shelf notes (due October 26, 2015)	17,500	—
6.35% Series B shelf notes (due April 29, 2015)	50,000	—
Capital lease obligations	5,878	5,878

Total short-term debt and current portion of long-term debt	205,878	35,878

Long-term debt (excluding current portion of long-term debt):
Debt incurred to finance the Acquisition(1)	—	2,355,750
4.125% senior notes due September 12, 2022, less unamortized discount of $2,067	347,933	347,933
4.875% senior notes due January 15, 2019, less unamortized discount of $1,276	248,724	248,724
5.800% senior notes, due May 1, 2021, less unamortized discount of $628	449,372	449,372
Prudential 6.85% Series J shelf notes (due June 15, 2016)	50,000	—
Capital lease obligations	4,329	4,329

Total long-term debt	1,100,358	3,406,108

Total debt(2)	1,306,236	3,441,986

Stockholders’ equity:
Preferred stock, $0.001 per share, 80,000,000 authorized shares, and 0 shares issued and outstanding, actual and pro forma	—	—
Class A common stock, $0.001 per share, 1,200,000,000 authorized shares, 544,003,038 shares issued and 158,251,221 outstanding, actual; 120,000,000 authorized shares, shares issued and shares outstanding, pro forma(3)	137	137
Unearned KSOP contribution	(135)	(135)
Additional paid-in capital	1,190,490	1,846,927
Treasury stock, at cost, 385,751,817 shares, actual and pro forma	(2,531,547)	(2,531,547)
Retained earnings	1,752,835	1,727,835
Accumulated other comprehensive losses	(80,058)	(80,058)

Total stockholders’ equity	331,722	963,159

Total capitalization	$1,637,958	$4,405,145

(1)	A portion of this debt will be incurred under our revolving credit facility and will constitute short-term debt.
(2)	Does not reflect any debt of Wood Mackenzie that we expect to repay upon consummation of the Acquisition.
(3)	Excludes the exercise of the option to acquire additional shares of Class A common stock held by the underwriters with respect to this offering.

Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

References to the financial information of Wood Mackenzie Limited (“Wood Mackenzie”) are to the financial information of H&F Nugent 1 Limited (“H&F Nugent 1”), the indirect parent company of Wood Mackenzie. Unless otherwise stated herein or the context otherwise requires, the terms “Verisk,” “Verisk Analytics,” “the Company,” “we,” “us” and “our” refer to Verisk Analytics, Inc. and its consolidated subsidiaries.

The accompanying unaudited pro forma condensed consolidated financial information (the “pro forma financial information”) presents the pro forma results of operations and financial position of the Company and Wood Mackenzie on a consolidated basis, giving effect to the acquisition (the “Acquisition”) of H&F Nugent 1 and the financing thereof through the sale of approximately $675.0 million of Class A common stock, the incurrence of $2,355.8 million aggregate amount of debt in the form of (i) notes and (ii) borrowings under our revolving credit facility, and approximately $50.0 million of cash on hand (collectively, the “Transactions”), which will be accounted for under the acquisition method of accounting, as well as the assumptions and adjustments described in the accompanying notes to the pro forma financial information. The unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions as if they had occurred on March 31, 2015. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2015 and the year ended December 31, 2014 are presented as if the Transactions had occurred on January 1, 2014. The pro forma financial information is based on the audited historical financial statements of the Company and Wood Mackenzie for the year ended December 31, 2014 and the unaudited historical condensed consolidated financial statements of each of the Company and Wood Mackenzie at and for the three months ended March 31, 2015.

Due to the fact that the Acquisition has not been finalized, the initial accounting for the Acquisition is incomplete at this time. As a result, the amounts of certain assets and liabilities presented are based on a preliminary valuation and subject to adjustments as additional information is obtained and valuations are reviewed and finalized. However, we have made certain adjustments to the March 31, 2015 historical book values of the assets and liabilities of Wood Mackenzie to reflect certain preliminary estimates of the fair values necessary to prepare the pro forma financial information. Any excess purchase price over the historical net assets of Wood Mackenzie, as adjusted to reflect estimated fair values, has been recorded as goodwill. Actual results may differ from the pro forma financial information once we have completed the valuations necessary to finalize the required purchase price allocation. Such finalization could result in material changes to the pro forma financial information. The allocation of the purchase price will be finalized once the Company receives information on facts and circumstances that existed as of the Acquisition date or determines that such information is not obtainable. However, the measurement period shall not exceed one year from the Acquisition date.

The historical financial statements of Wood Mackenzie have been prepared in accordance with the International Financial Reporting Standards as adopted by the International Accounting Standards Board (“IFRS”). The pro forma financial information reflects certain adjustments to Wood Mackenzie’s financial statements to align those financial statements with the Company’s accounting policies based on U.S. GAAP. These adjustments reflect the Company’s best estimates based on the information currently available. Wood Mackenzie’s historical financial statements have been translated from Pound Sterling to U.S. Dollars using historical exchange rates. See Note 2, “IFRS to U.S. GAAP Reconciliation of Wood Mackenzie’s Historical Financial Information” for the translation of Wood Mackenzie’s historical financial statements.

The unaudited pro forma condensed consolidated statement of operations does not include: (1) any revenue or cost saving synergies that may be achieved subsequent to the completion of the acquisition, or (2) the impact of non-recurring items directly related to the acquisition.

The unaudited condensed consolidated pro forma financial information does not purport to represent what our financial condition or results of operations would have been had the Transactions occurred on the dates noted above, or to project our financial condition or results of operations as of any future date or for any future periods. The pro forma adjustments are based on available information and certain assumptions that we believe are reasonable. This information should be read in conjunction with the accompanying notes to the pro forma financial information, the separate unaudited historical condensed consolidated financial statements and accompanying notes of the Company for the three months ended, and as of, March 31, 2015, the audited historical consolidated financial statements and accompanying notes of the Company for the year ended December 31, 2014, the historical consolidated financial statements of H&F Nugent 1 and accompanying notes for the year ended December 31, 2014 and for, and as of, the three months ended March 31, 2015, each of which is filed as Exhibits 99.1 and 99.2 to the current report on Form 8-K separately filed on May 4, 2015.

S-18.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of March 31, 2015

(In thousands)

	Verisk Analytics	Wood Mackenzie (U.S. GAAP)	Pro Forma Adjustments	Note		Pro Forma Combined
		(Note 2)
ASSETS
Current assets:
Cash and cash equivalents	$152,847	$37,220	$(50,000)	3	(a)	$140,067
Accounts receivable, net	226,637	78,273	16,088	3	(b)	320,998
Other current assets	74,509	43,308	(31,848)	3	(b)	85,969

Total current assets	453,993	158,801	(65,760)			547,034
Noncurrent assets:
Fixed assets, net	303,829	70,125	—			373,954
Intangible assets, net	392,335	539,553	702,458	3	(b)	1,634,346
Goodwill	1,207,144	1,187,435	603,263	3	(b)	2,997,842
Other assets	47,198	20,562	65,446	3	(b)	133,206

Total assets	$2,404,499	$1,976,476	$1,305,407			$5,686,382

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Short-term debt and current portion of long-term debt	$205,878	$1,921,371	$(2,091,371)	3	(a)	$35,878
Fees received in advance	359,527	150,415	(9,939)	3	(b)	500,003
Other current liabilities	144,365	24,465	23,313	3	(b)	192,143

Total current liabilities	709,770	2,096,251	(2,077,997)			728,024
Noncurrent liabilities:
Debt incurred to finance the acquisition	—	—	2,355,750	3	(a)	2,355,750
Long-term debt	1,100,358	—	(50,000)	3	(a)	1,050,358
Deferred income taxes, net	203,383	105,327	146,942	3	(b)	455,652
Other liabilities	59,266	435	73,738	3	(b)	133,439

Total liabilities	2,072,777	2,202,013	448,433			4,723,223

Redeemable preferred stock	—	1,170	(1,170)	3	(c)	—
Commitments and contingencies
Common stock	137	1,394	(1,394)	3	(c)	137
Unearned KSOP contribution	(135)	—	—			(135)
Additional paid-in capital	1,190,490	—	656,437	3	(c)	1,846,927
Treasury stock, at cost	(2,531,547)	1,595	(1,595)	3	(c)	(2,531,547)
Retained earnings	1,752,835	(227,223)	202,223	3	(b), 3(c)	1,727,835
Accumulated other comprehensive losses	(80,058)	(2,473)	2,473	3	(c)	(80,058)

Total stockholders’ equity (deficit)	331,722	(226,707)	858,144			963,159

Total liabilities and stockholders’ equity (deficit)	$2,404,499	$1,976,476	$1,305,407			$5,686,382

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2015

(In thousands, except for share and per share data)

	Verisk Analytics	Wood Mackenzie (U.S. GAAP)	Pro Forma Adjustments	Note		Pro Forma Combined
		(Note 2)
Revenues	$459,397	$90,697	$—			$550,094

Expenses:
Cost of revenues (exclusive of items shown separately below)	184,216	33,986	—			218,202
Selling, general and administrative	58,306	12,356	—			70,662
Depreciation and amortization of fixed assets	24,442	4,285	—			28,727
Amortization of intangible assets	14,141	1,986	31,412	3	(d)	47,539

Total expenses	281,105	52,613	31,412			365,130

Operating income	178,292	38,084	(31,412)			184,964

Other income/(expense):
Investment income and others	(538)	—	—			(538)
Interest expense	(18,262)	(65,442)	50,139	3	(a)	(33,565)

Total other expense, net	(18,800)	(65,442)	50,139			(34,103)

Income before income taxes	159,492	(27,358)	18,727			150,861
Provision for income taxes	(60,806)	(373)	4,216	3	(e)	(56,963)

Net income (loss)	$98,686	$(27,731)	$22,943			$93,898

Basic net income per share	$0.62			3	(f)	$0.56

Diluted net income per share	$0.61			3	(f)	$0.55

Weighted average shares outstanding:
Basic	158,087,919			3	(f)	167,548,325

Diluted	161,481,213			3	(f)	170,941,619

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2014

(In thousands, except for share and per share data)

	Verisk Analytics	Wood Mackenzie (U.S. GAAP)	Pro Forma Adjustments	Note		Pro Forma Combined
		(Note 2)
Revenues	$1,746,726	$374,121	$—			$2,120,847

Expenses:
Cost of revenues (exclusive of items shown separately below)	716,598	139,774	—			856,372
Selling, general and administrative	227,306	69,878	—			297,184
Depreciation and amortization of fixed assets	85,506	19,988	—			105,494
Amortization of intangible assets	56,870	8,635	124,955	3	(d)	190,460

Total expenses	1,086,280	238,275	124,955			1,449,510

Operating income	660,446	135,846	(124,955)			671,337

Other income (expense):
Investment income and others	158	102	—			260
Interest expense	(69,984)	(214,658)	151,247	3	(a)	(133,395)

Total other expense, net	(69,826)	(214,556)	151,247			(133,135)

Income before income taxes	590,620	(78,710)	26,292			538,202
Provision for income taxes	(219,755)	1,465	18,304	3	(e)	(199,986)

Income (loss) from continuing operations	$370,865	$(77,245)	$44,596			$338,216

Basic income from continuing operations per share	$2.24			3	(f)	$1.93

Diluted income from continuing operations per share	$2.20			3	(f)	$1.89

Weighted average shares outstanding:
Basic	165,823,803			3	(f)	175,284,209

Diluted	169,132,423			3	(f)	178,592,829

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

1. Basis of Pro Forma Presentation

The pro forma financial information and explanatory notes give effect to the Acquisition by the Company of Wood Mackenzie. The Acquisition was accounted for under the acquisition method of accounting. The unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions as if they had occurred on March 31, 2015. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2015 and the year ended December 31, 2014 are presented as if the Transactions had occurred on January 1, 2014. The pro forma financial information is based on the audited historical financial statements of the Company and Wood Mackenzie for the year ended December 31, 2014 and the unaudited historical condensed consolidated financial statements of each of the Company and Wood Mackenzie at and for the three months ended March 31, 2015.

For the purposes of the pro forma financial information, the acquisition of Wood Mackenzie was assumed to be funded through the incurrence of $2,355.8 million of debt at an assumed blended interest rate of 3.25% and an equity offering of approximately $675.0 million. A hypothetical 1/8% increase or decrease in the assumed interest rate on the borrowings used to fund the Acquisition would have resulted in a $2.9 million increase or decrease, respectively, in annual interest expense. These assumptions are based on prevailing circumstances existing during the period covered by the pro forma financial information.

Due to the fact that the Acquisition has not been finalized, the initial accounting for the Acquisition is incomplete at this time. As a result, the amount of certain assets and liabilities presented is based on preliminary valuations and is subject to adjustment as additional information is obtained and valuations are reviewed and finalized. However, the Company has made certain adjustments to the March 31, 2015 historical book values of the assets and liabilities of Wood Mackenzie to reflect certain preliminary estimates of the fair values necessary to prepare the pro forma financial information. Any excess purchase price over the historical net assets of Wood Mackenzie, as adjusted to reflect estimated fair values, has been recorded as goodwill. Actual results may differ from the pro forma financial information once the Company has completed the valuations necessary to finalize the required purchase price allocation. Such finalization could result in material changes to the pro forma financial information. The allocation of the purchase price will be finalized once the Company receives information about facts and circumstances that existed as of the Acquisition date or determines that such information is not obtainable. However, the measurement period shall not exceed one year from the Acquisition date.

The pro forma financial information does not purport to represent what our financial condition or results of operations would have been had the Transactions occurred on the dates noted above, or to project our financial condition or results of operations as of any future date or for any future periods. The pro forma adjustments are based on available information and certain assumptions that we believe are reasonable. This information should be read in conjunction with the accompanying notes to the pro forma financial information, the separate unaudited historical condensed consolidated financial statements and accompanying notes of the Company for the three months ended, and as of, March 31, 2015, the audited historical consolidated financial statements and accompanying notes of the Company for the year ended December 31, 2014, the historical consolidated financial statements of H&F Nugent 1 and accompanying notes for the year ended December 31, 2014, and for, and as of, the three months ended March 31, 2015, each of which is filed as Exhibits 99.1 and 99.2 to the current report on Form 8-K separately filed on May 4, 2015.

2. IFRS to U.S. GAAP Reconciliation of Wood Mackenzie’s Historical Financial Information

Wood Mackenzie’s historical financial statements have been prepared in accordance with IFRS. Adjustments have been made to convert Wood Mackenzie’s financial statements to U.S. GAAP. These adjustments reflect the Company’s best estimates based upon the information available.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

The pro forma adjustments in the pro forma financial information have been translated from Pound Sterling to U.S. dollars using historic exchanges rates. The average exchange rates applicable to Wood Mackenzie during the periods presented for the unaudited pro forma condensed consolidated statements of operations and the period end exchange rate for the unaudited pro forma condensed consolidated balance sheet are as follows:

		Pound Sterling / U.S. Dollar
Year ended December 31, 2014	Average spot rate	1.6464
Three months ended March 31, 2015	Average spot rate	1.5152
March 31, 2015	Period end spot rate	1.4835

The following adjustments have been made to align the Wood Mackenzie IFRS financial information with a basis consistent with U.S. GAAP:

i.	Internally Developed Software

An adjustment of $56.3 million has been made to reclassify internally developed software costs from Intangible assets, net to Fixed assets, net as of March 31, 2015. A related reclassification of $1.4 million and $10.0 million between Depreciation and amortization of fixed assets and Amortization of intangible assets has been made for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively.

ii.	Capitalized Development Costs

An adjustment of $4.6 million as of March 31, 2015 has been made to expense costs incurred in relation to gathering data for the improvement and enhancement of the research database and product offerings which are capitalized under IFRS but would be expensed under the Company’s accounting policies. A corresponding adjustment has also been made in the historical statement of operations of $0.1 million for the three months ended March 31, 2015 and $1.2 million for the year ended December 31, 2014.

iii.	Debt Issuance Costs

An adjustment of $15.8 million has been made to reclassify debt issuance costs which are offset against debt under IFRS to Other current assets as of March 31, 2015. In addition, an adjustment of $4.7 million has been made to remove the acceleration of debt issuance costs from interest expense during the three months ended March 31, 2015.

iv.	Preference Shares

An adjustment of $1.6 million has been made to reclassify preference shares from Other liabilities to Redeemable preferred stock.

v.	Goodwill

An adjustment of $6.1 million has been made to reduce goodwill originally recognized when Wood Mackenzie was acquired in August 2012 with a corresponding adjustment to deferred income taxes to reflect the fact that the tax basis of the database intangible asset is higher under U.S. GAAP than IFRS.

vi.	Deferred Income Taxes

In accordance with the Company’s accounting policies, an adjustment of $6.9 million has been made to adjust deferred income taxes to conform with U.S. GAAP as of March 31, 2015. A corresponding adjustment has also been made in the historical statement of operations of $1.0 million for the three months ended March 31, 2015 and $0.4 million for the year ended December 31, 2014.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

3. Pro Forma Adjustments

(a) Financing

Use of Proceeds

The pro forma financial information assumes the Transactions and payoff of the Company’s $220.0 million of private placement notes. The purchase price of approximately $2.8 billion and payoff of the Company’s private placement notes is assumed to be funded through the incurrence of $2,355.8 million of debt, proceeds from this equity offering (net of equity issuance fees of approximately $18.6 million) of approximately $656.4 million and $50 million of cash on hand. The proceeds from the Acquisition of $2.8 billion will be utilized to pay Wood Mackenzie’s existing debt of $1,921.4 million, the fair value of Wood Mackenzie’s stock and closing adjustments. Differences between the assumed financing, as presented in the pro forma financial information as of March 31, 2015, and the actual financing of the Acquisition could have a significant impact on the pro forma financial information. The pro forma adjustments also reflect the Acquisition on a debt-free basis as required by the Deed, dated as of March 10, 2015, among the Company and the shareholders of Wood Mackenzie named therein pursuant to which the Company agreed to acquire Wood Mackenzie.

Debt

Pro forma adjustments have been made to Short-term debt and current portion of long-term debt to reflect the repayment of Wood Mackenzie’s existing debt of $1,921.4 million and the payoff of $170.0 million of the Company’s private placement notes. Pro forma adjustments have been made to Long-term debt to reflect the payoff of $50.0 million of the Company’s private placement notes. For purposes of the pro forma financial information, the payoff of Wood Mackenzie’s existing debt of $1,921.4 million and the $220.0 million of the Company’s private placement notes, which is not part of the Acquisition, is assumed to be financed through the incurrence of $2,355.8 million of debt incurred to finance the Acquisition.

Interest Expense

Pro forma adjustments have been made to interest expense to reflect the incurrence of $2,355.8 million of debt at an assumed blended interest rate of 3.25%, the estimated amortization of debt issuance costs related to these borrowings of $0.3 million and $1.1 million for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively, payoff of the Company’s private placement notes of $220.0 million and payoff of Wood Mackenzie’s existing debt. A hypothetical 1/8% increase or decrease in the assumed interest rate on the borrowings used to fund the Acquisition would have resulted in a $2.9 million increase or decrease, respectively, in annual interest expense.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

(b) Preliminary Purchase Price Allocation

Due to the fact that the Acquisition has not been finalized, the initial accounting for the business combination is preliminary at this time. The following table presents the preliminary purchase price allocation for Wood Mackenzie as of March 31, 2015, assuming a purchase price of approximately $2,830.5 million, including the payoff of Wood Mackenzie’s existing debt. Utilizing the preliminary purchase price allocation, preliminary purchase accounting adjustments for deferred tax liabilities have been made in the pro forma financial information. The preliminary purchase price allocation for Wood Mackenzie, excluding the existing debt of Wood Mackenzie to be paid upon consummation of the Acquisition, is also subject to certain pre-closing contractual adjustments.

Wood Mackenzie
(In thousands)
Cash and cash equivalents	$37,220
Accounts receivable	94,361
Other current assets	11,460
Fixed assets	70,125
Intangible assets	1,242,011
Other assets	74,320
Fees received in advance	(140,476)
Other current liabilities	(22,778)
Deferred income taxes, net	(252,269)
Other liabilities	(74,173)

Total identifiable net assets acquired	1,039,801
Goodwill	1,790,698

Purchase price	$2,830,499

Goodwill and Intangibles

For pro forma purposes, an adjustment to remove the existing Goodwill and Intangible Assets of Wood Mackenzie as of March 31, 2015 was made. Further, for pro forma purposes, the Company has used the carrying value of the remaining assets and liabilities in Wood Mackenzie’s financial statements as the preliminary estimate of the fair value of those assets and liabilities. As this allocation is based on preliminary estimates, additional adjustments, which may be material, to record the fair value of all assets and liabilities may be required.

Deferred Income Taxes

A $272.7 million non-current deferred tax liability has been set up against the preliminary estimate of the definite lived intangible assets presented in the table above. The deferred tax liabilities represent the tax effect of the difference between the estimated assigned fair value of the definite lived intangible assets and the tax basis of such assets. The estimate of the non-current deferred tax liability assumes the intangible assets are located in the United Kingdom and United States. As this allocation is based on preliminary estimates, additional estimates, which may be material, will be required. The estimated amount of definite lived intangible assets to be located in the United Kingdom was effected at a tax rate of 20.0% based on Wood Mackenzie’s historical effective tax rate and the estimated amount of definite lived intangible assets to be located in the United States was effected at a tax rate of 37.0% based on the Company’s historical effective tax rate. In addition, an adjustment was made to offset the Wood Mackenzie deferred tax asset of $20.4 million against deferred tax liabilities.

Other current liabilities

Pro forma adjustments have been made to Other current liabilities to reflect the accrual of costs associated with the Acquisition and the contemplated debt offering of approximately $25.0 million, partially offset by an

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

adjustment of $1.7 million to eliminate Wood Mackenzie’s existing interest rate hedges associated with their existing debt arrangements. These derivative financial instruments are to be extinguished as part of the closing of the Acquisition.

Other current assets

The pro forma adjustments to Other current assets include the acceleration of the amortization of Wood Mackenzie’s debt issuance costs of $15.8 million due to the payment of their outstanding debt obligations at the time of the closing of the Acquisition.

Other assets

The pro forma adjustments to Other assets include an increase in Other assets to reflect the funding of the estimated escrow of $74.2 million and the incurrence of debt issuance costs of $11.7 million in relation to the new debt obligations incurred by the Company associated with the financing of the Acquisition.

Other liabilities

The pro forma adjustments include an adjustment to Other liabilities for the estimated payout of the escrow of $74.2 million.

Accounts receivable and fees received in advance

Based on preliminary information, a pro forma adjustment of $9.9 million has been made to Fees received in advance to estimate Wood Mackenzie’s opening deferred revenue balance in accordance with the accounting policies of the Company. A reclassification of $16.1 million has also been made between Accounts receivable, net and Other current assets to align presentation between the Company and Wood Mackenzie.

(c) Redeemable Preferred Stock and Stockholders’ equity

Pro forma adjustments have been made to reflect the estimated net proceeds from the Company’s equity offering of approximately $656.4 million, as well as to eliminate Wood Mackenzie’s existing components of equity and its redeemable preferred stock, of $225.5 million.

(d) Amortization Expense

Definite lived intangible assets were recorded at their fair value of $1,242.0 million. The weighted average useful life of the intangible assets is estimated at 9.3 years. Adjustments to eliminate Wood Mackenzie’s historical amortization of $2.0 million and $8.6 million and record estimated amortization of $33.4 million and $133.6 million were made for the three months ended March 31, 2015 and the year ended December 31, 2014, respectively.

(e) Provision for Income Taxes

The pro forma adjustment to the provision for income taxes was calculated using a tax rate of 20% for adjustments related to the operations in the United Kingdom based on Wood Mackenzie’s historical tax rate and 37.0% for adjustments related to the operations in the United States based on the Company’s historical tax rate.

(f) Earnings Per Share

Pro forma earnings per share have been calculated based on the weighted average number of shares outstanding on a pro forma basis, giving effect to this offering and assuming no exercise of the option of the underwriters to purchase additional shares. The pro forma weighted average number of basic and diluted shares outstanding for the three months ended March 31, 2015 was 167.5 million and 170.9 million, and for the year ended December 31, 2014 was 175.3 million and 178.6 million, respectively. The weighted average basic and diluted shares outstanding have been calculated as if the shares issued in this offering had been issued and outstanding on January 1, 2014. The additional weighted average shares outstanding as a result of this offering was calculated by utilizing the closing share price of the Company as of March 31, 2015.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following descriptions are summaries of various material terms of certain indebtedness. They may not contain all the information that may be important to you. The following summaries are qualified in their entirety by reference to the relevant agreements and indentures to which each summary relates, copies of which are available upon request.

We had total consolidated debt of approximately $1,306 million as of March 31, 2015. The debt as of March 31, 2015 consisted primarily of our existing senior notes and our credit facility and long-term facilities, each as described below, which we have used and expect to use in the future to finance our short-term working capital needs, stock repurchases, acquisition contingent payments and for acquisitions, in combination with cash from operations and other available resources. As of March 31, 2015, after giving effect to the Transactions, we would have had total consolidated indebtedness of approximately $3,442.0 million. See “Summary — Financing of the Pending Acquisition” and “Unaudited Pro Forma Condensed Consolidated Financial Information.”

Senior Notes

We have $450 million, $250 million and $350 million aggregate principal amounts outstanding of our 5.800% Senior Notes due 2021 (the “5.800% Notes”), our 4.875% Senior Notes due 2019 (the “4.875% Notes”) and our 4.125% Senior Notes due 2022 (the “4.125% Notes”), respectively. The 5.800% Notes are due on May 1, 2021 and accrue interest at a rate of 5.800% per annum, the 4.875% Notes are due on January 15, 2019 and accrue interest at a rate of 4.875% per annum and the 4.125% Notes are due on September 12, 2022 and accrue interest at a rate of 4.125% per annum. Each series of existing senior notes is guaranteed by certain of our subsidiaries. Upon the effectiveness of the new credit facility (as defined below) following this offering, our existing senior notes are expected to no longer be guaranteed by any of our subsidiaries. The indenture governing the existing senior notes restricts our ability and our subsidiaries’ ability to, among other things, create certain liens, enter into sale/leaseback transactions and consolidate with, sell, lease, convey or otherwise transfer all or substantially all of our assets, or merge with or into, any other person or entity. The existing senior notes also contain optional redemption and repurchase provisions. In addition, upon a change of control event, the holders of the existing senior notes have the right to require us to repurchase all or any part of such holder’s senior notes at a purchase price in cash equal to 101% of the principal amount of the senior notes plus accrued and unpaid interest, if any, to the date of repurchase. The notes offered in the Notes Offering will be issued pursuant to the indenture governing the existing senior notes and are expected to have substantially the same provisions as the existing senior notes.

Revolving Credit Facility

On April 22, 2015, we signed an agreement to enter into a $1.75 billion syndicated revolving credit facility (the “new credit facility”) with a syndicate of banks on a committed senior unsecured basis. The new credit facility will expire on the date that is five years from the date that the new credit facility becomes effective. Such new credit facility will become effective upon the satisfaction of various conditions, including the issuance of a minimum amount of equity by a certain date, and is intended to partially fund the Acquisition. The new credit facility may also be used for general corporate purposes, including working capital needs and capital expenditures, acquisitions and share repurchase programs. The new credit facility will not be guaranteed by any of our subsidiaries. Upon effectiveness, the new credit facility will replace our existing $990.0 million credit facility (the “existing credit facility”). At May 1, 2015, we had borrowings of $80.0 million from the existing credit facility outstanding and we had available capacity, net of outstanding letters of credit, of approximately $907.9 million thereunder.

Interest for borrowings under the new credit facility is payable at an interest rate of LIBOR plus 1.125% to 1.625%, depending upon our Consolidated Funded Debt Leverage Ratio, which is defined as the ratio of Consolidated Funded Indebtedness to rolling four-quarter Consolidated EBITDA, as such terms are defined in the credit agreement, which documents the new credit facility (such agreement, the “new credit agreement”). A commitment fee on any unused balance is payable periodically and will range from 12.5 to 25 basis points based upon our Consolidated Funded Debt Leverage Ratio.

The new credit facility contains certain customary financial and other covenants that, among other things, impose certain restrictions on indebtedness, liens, investments and capital expenditures. These covenants also place restrictions on mergers, asset sales, sale/leaseback transactions, payments between us and our subsidiaries and certain transactions with affiliates. The financial covenants under the new credit agreement require that we have, at the end of any fiscal quarter, a minimum Consolidated Interest Coverage Ratio (as defined in the new credit agreement) of 3.00x and that, during any period of four fiscal quarters, a maximum Consolidated Funded Debt Leverage Ratio (as defined in the new credit agreement) of 3.75x, which ratio steps down to 3.50x at the end of the fourth fiscal quarter ending after the consummation of the Acquisition or upon the earlier termination of the Acquisition. We were in compliance with all covenants under the new credit facility as of March 31, 2015.

The new credit facility includes a $25 million sublimit for the issuance of standby letters of credit and a $50 million sublimit for swingline loans. We have the option to make up to four requests to increase in the maximum principal amount of the new credit facility such that the maximum principal amount of the commitments is not more than $2 billion in aggregate.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

TO NON-U.S. HOLDERS

The following are the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock acquired in this offering by a “non-U.S. holder.” You are a non-U.S. holder if for U.S. federal income tax purposes you are a beneficial owner of our common stock that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a non-U.S. holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition, or if you are a former citizen or former resident of the United States for U.S. federal income tax purposes. If you are such a person, you should consult your tax adviser regarding the U.S. federal income and estate tax consequences of the ownership and disposition of our common stock.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal tax treatment of a partner will generally depend on the status of the partner and your activities.

This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which after the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances and does not address any aspect of state, local or non-U.S. taxation, or any taxes other than U.S. federal income and estate taxes. You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Dividends

As discussed under “Market Price and Dividends on Common Stock” above, we do not currently expect to make distributions on our common stock. In the event that we do make distributions of cash or other property, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital, which will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of our common stock, as described below under “— Gain on Disposition of Our Common Stock.”

Dividends paid to you generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, you will be required to provide a properly executed applicable Internal Revenue Service (“IRS”) Form W-8 certifying your entitlement to benefits under a treaty.

If dividends paid to you are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on the dividends in the same manner as a U.S. person. In this case, you will be exempt from the withholding tax discussed in the preceding paragraph, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Gain on Disposition of Our Common Stock

Subject to the discussion below under “— FATCA Legislation,” you generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of our common stock unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), or

•	we are or have been a “United States real property holding corporation,” as defined in the Code, at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, and our common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

We believe that we are not, and do not anticipate becoming, a United States real property holding corporation.

If you recognize gain on a sale or other disposition of our common stock that is effectively connected with your conduct of a trade or business in the United States (and if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by you in the United States), you will generally be taxed on such gain in the same manner as a U.S. person. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of our common stock, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Information Reporting and Backup Withholding

Information returns are required to be filed with the IRS in connection with payments of dividends on our common stock. Unless you comply with certification procedures to establish that you are not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of our common stock. You may be subject to backup withholding on payments on our common stock or on the proceeds from a sale or other disposition of our common stock unless you comply with certification procedures to establish that you are not a U.S. person or otherwise establish an exemption. Your provision of a properly executed applicable IRS Form W-8 certifying your non-U.S. status will permit you to avoid backup withholding as well. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA Legislation

Provisions of the Code commonly referred to as “FATCA” require withholding of 30% on payments of dividends on our common stock, as well as payments of gross proceeds of dispositions occurring after December 31, 2016 of our common stock, to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies, which is typically evidenced by delivery of a properly executed IRS Form W-8BEN-E. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax adviser regarding the effects of FATCA on your investment in our common stock.

Federal Estate Tax

Individual non-U.S. holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, our common stock will be treated as U.S.-situs property subject to U.S. federal estate tax.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of Class A common stock shares set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC
J.P. Morgan Securities LLC
SunTrust Robinson Humphrey, Inc.
Capital One Securities, Inc.
HSBC Securities (USA) Inc.
RBC Capital Markets, LLC
RBS Securities Inc.
TD Securities (USA) LLC
The Williams Capital Group, L.P.

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of Class A common stock sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of Class A common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares of Class A common stock, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares of Class A common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $         per share. After the initial offering of shares of Class A common stock, the offering price, concession or any term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares of Class A common Stock.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to the Company	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $         million and are payable by us.

Option to Purchase Additional Shares of Class A Common Stock

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to                      additional shares of Class A common stock at the public offering price less the underwriting discounts. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sale of Similar Securities

We have agreed that during a period of 90 days from the date of this prospectus supplement, we will not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated on behalf of the underwriters, subject to the immediately succeeding sentence, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for Class A common stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of the Class A common stock, whether any such swap or other agreement or transaction described in clause (i) or (ii) above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply (i) to the Class A common stock being offered hereby, (ii) to any issuance or transfer of shares of Class A common stock (restricted or otherwise), stock options, stock units and performance shares pursuant to any existing employee benefit plan or director compensation plan that is described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein as of the date hereof, or (iii) to any issuance or transfer of shares of Class A common stock upon the exercise of stock options outstanding on the date of this prospectus supplement under any existing employee benefit plan or director compensation plan that is described in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein.

In addition, each of our directors and executive officers and has agreed that, during a period of 90 days from the date of this prospectus supplement, he or she will not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of the underwriters, subject to the immediately succeeding paragraph, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our Class A common stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or any securities convertible into or exchangeable or exercisable for shares of Class A common stock, whether now owned or hereafter acquired or with respect to which he or she has or hereafter acquires the power of disposition (collectively, the “lock-up securities”), or file, or cause to be filed, any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of the lock-up securities, whether any such swap or other agreement or transaction is to be settled by delivery of shares of Class A common stock or other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply to any of the following transfers provided, that, except as noted below, (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated receive a signed lock-up agreement for the balance of the lock-up period from each donee, trustee, distributee, or transferee, as the case may be, (ii) such transfer shall not involve a disposition for value, (iii) such transfers are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (iv) the transferor does not otherwise voluntarily effect any public filing or report regarding such transfers:

•	as a bona fide gift or gifts; or

•	to any trust, family limited partnership or similar entity for the direct or indirect benefit of such director or officer or the immediate family of such director or officer (for purposes of the lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

•	as a distribution to limited partners or stockholders of such director or officer; or

•	to such director’s or officer’s affiliates or to any investment fund or other entity controlled or managed by such director or officer; or

•	the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act; provided that (i) such plan does not provide for the transfer of Common Stock during the lock-up period, (ii) no filing under the Exchange Act or other public announcement shall be required or be made voluntarily in connection with the establishment of such plan until after the expiration of the lock-up period and (iii) such director or officer may not amend, alter or modify such plan during the lock-up period; or

•	the sale of shares of Common Stock pursuant to a trading plan established prior to the date hereof pursuant to Rule 10b5-1 of the Exchange Act (an “Established Plan”); provided (i) if such director or officer is required to file a report under the Exchange Act reporting a reduction in beneficial ownership of shares of Common Stock during the lock-up period related to such sale of shares, such director or officer shall include a statement in such report to the effect that the filing relates to the sale of shares of Common Stock pursuant to an Established Plan and (ii) such director or officer may not amend, alter or modify an Established Plan during the lock-up period; or

•	any distribution to limited partners or stockholders of such director or executive officer; or

•	any transfer to such director’s or executive officer’s affiliates or to any investment fund or other entity controlled or managed by such director or executive officer.

In addition, in the case of one of our directors, the restrictions above do not apply and the director may transfer shares of Common Stock of the Company for the purpose of cashless exercise (including satisfying the exercise price of such options and any related tax obligations) in connection with the exercise of option awards that expire during the lock-up period; provided that, if the director is required to file a report under the Exchange Act reporting a reduction in beneficial ownership of shares of Common Stock during the lock-up period related to such transfer, the director will include a statement in such report to the effect that shares of Common Stock were transferred for the purpose of cashless exercise (including satisfying the exercise price of the option and related tax obligations, to the extent applicable), in connection with the exercise of option awards that expire during the lock-up period.

Furthermore, such director or executive officer may sell shares of Class A common stock purchased on the open market following the offering if and only if (i) such sales are not required to be reported in any public report or filing with the Commission, or otherwise and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales.

Nasdaq Global Market Listing

Shares of our Class A common stock are listed on the NASDAQ Global Select Market under the trading symbol “VRSK”.

Price Stabilization, Short Positions

Until the distribution of the shares of Class A common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Class A common stock. However, the representatives may engage in transactions that stabilize the price of the Class A common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our Class A common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of Class A common stock described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of Class A common stock or purchasing shares of Class A common stock in the open market. In determining the source of shares of Class A common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares of Class A common stock available for purchase in the open market as compared to the price at which they may purchase shares of Class A common stock through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares of Class A common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in shares of our Class A common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of Class A common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our Class A common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our subsidiaries for which they received or may in the future receive customary fees and expenses. In particular, affiliates of certain underwriters are lenders under our revolving credit facility. In addition, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated acts as administrative agent, swing line lender and L/C issuer under the facility, Merrill Lynch, Pierce, Fenner & Smith Incorporated acts as the sole lead arranger and sole bookrunner under the facility and affiliates of certain underwriters act as co-syndication agents under the facility. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC also have entered into certain foreign exchange forward contracts with us in connection with the Acquisition. In addition, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, will act as the escrow agent under the escrow agreement to be entered into in connection with the Acquisition. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC were engaged as financial advisors in connection with the Acquisition.

In connection with the execution of the Deed entered into on March 10, 2015 among us, V Acquisition Limited, our wholly-owned subsidiary, and the shareholders of Wood Mackenzie Limited, we entered into a commitment letter with certain underwriters and their affiliates (the “Lenders”) pursuant to which the Lenders committed to provide a senior unsecured bridge term loan facility in an aggregate principal amount of $2.9 billion for the purpose of financing all or a portion of the cash consideration for the Acquisition and to pay related fees and expenses. The commitments of the Lenders under the unsecured bridge term loan facility will be reduced by an amount equal to the net cash proceeds of this offering.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares of Class A common stock may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of Class A common stock shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares of Class A common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares of Class A common stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of Class A common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of Class A common stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares of Class A common stock in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of such shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares of Class A common stock which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares of Class A common stock in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares of Class A common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of Class A common stock to be offered so as to enable an investor to decide to purchase or subscribe such shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the

Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares of Class A common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of Class A common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, our company, the shares of Class A common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares of Class A common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares of Class A common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares of Class A common stock.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares of Class A common stock to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of shares of Class A common stock hereby offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of Class A common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of Class A common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares of Class A common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of Class A common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares of Class A common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of Class A common stock may not be circulated or distributed, nor may the shares of Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of Class A common stock pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

VALIDITY OF COMMON STOCK

The validity of the issuance of the shares of Class A common stock offered hereby will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters with respect to the offering will be passed upon for the underwriters by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K and the effectiveness of Verisk Analytics, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of H&F Nugent 1 Limited as at and for the years ended December 31, 2014 and 2013, incorporated by reference in this prospectus supplement from the Company’s Current Report on Form 8-K filed on May 4, 2015 have been audited by Deloitte LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the reconciliation of net income and shareholders’ equity to U.S. GAAP), which is incorporated herein by reference, and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules of the SEC allow us to omit from this prospectus supplement some of the information included in the registration statement. This information may be read and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of these public reference facilities. The SEC maintains an Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that are subject to the SEC’s reporting requirements.

We are subject to the informational requirements of the Exchange Act. We fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. These reports and other information are available as provided above.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus supplement until all of the shares are sold. The following documents filed with the SEC are incorporated by reference into this prospectus supplement:

•	our annual report on Form 10-K for the year ended December 31, 2014 (including information specifically incorporated therein by reference from our definitive proxy statement on Schedule 14A filed with the SEC on April 2, 2015);

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2015;

•	our current reports on Form 8-K filed on March 11, 2015, March 31, 2015, April 24, 2015 and each current report on Form 8-K filed on May 4, 2015; and

•	the description of our Class A Common Stock contained in our Registration Statement on Form 8-A filed on October 5, 2009.

Any statement made in this prospectus supplement, the prospectus or in a document incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You can obtain any of the filings incorporated by reference in this prospectus supplement through us or from the SEC through the SEC’s Internet site at http://www.sec.gov. We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus supplement. You should direct requests for those documents to Verisk Analytics, Inc., 545 Washington Boulevard, Jersey City, NJ 07310-1686, Attention: Investor Relations (telephone: (201) 469-2142). The incorporated materials may also be found on the Investor Relations portion of our website at investor.verisk.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus supplement or the registration statement.

PROSPECTUS

VERISK ANALYTICS, INC.

Class A Common Stock

Preferred Stock

Debt Securities

Rights to Purchase Class A Common Stock

Warrants to Purchase Debt Securities

Units

INSURANCE SERVICES OFFICE, INC.

XACTWARE SOLUTIONS, INC.

ISO SERVICES, INC.

ISO CLAIMS SERVICES, INC.

AIR WORLDWIDE CORPORATION

VERISK HEALTH, INC.

Guarantees of Debt Securities

Verisk Analytics, Inc. and/or its selling stockholders, as applicable, may offer from time to time Class A common stock, preferred stock, debt securities, rights to purchase Class A common stock, warrants to purchase debt securities and units consisting of any of the foregoing securities. Selling stockholders of Verisk Analytics, Inc. may offer from time to time Class A common stock. This prospectus also relates to guarantees of debt securities by any of the subsidiaries identified in this prospectus.

This prospectus will allow us to issue securities over time. Each of the securities registered hereby will be issued on terms to be determined at the time of the offering of such securities.

We will provide a prospectus supplement each time we and/or any selling stockholders sell securities, which will inform you about the specific terms of that offering and may also supplement, update or amend information contained in this document. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our Class A common stock is listed for trading on the NASDAQ Global Select Market under the symbol “VRSK.” We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 3 of our annual report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference herein, and “Risk Factors” in any prospectus supplement.

We and/or our selling stockholders, as applicable, may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to investors, on a continuous or delayed basis.

The applicable prospectus supplement will provide the names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any over-allotment option and any applicable underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 28, 2014.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “we,” “us,” and “our” refer to Verisk Analytics, Inc. and its consolidated subsidiaries. We use the term “Verisk” to refer specifically to Verisk Analytics, Inc. as the public reporting company.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED (“RSA 421-B”), WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

VERISK ANALYTICS, INC.

Verisk Analytics, Inc., through its subsidiaries, is one of the largest aggregators and providers of data pertaining to United States, or U.S., property and casualty, or P&C, insurance risks and offers solutions for detecting fraud in the U.S. P&C insurance, financial services and healthcare industries, and sophisticated methods to predict and quantify loss in diverse contexts ranging from natural catastrophes to supply chain to health insurance.

Verisk was incorporated under the laws of Delaware in 2008 and became a publicly reporting company after its initial public offering in October 2009.

THE SUBSIDIARY REGISTRANTS

Verisk is a holding company and its most significant assets are the stock interests of its subsidiaries. The following subsidiaries, each of which is a 100% owned direct or indirect subsidiary of Verisk, may guarantee debt securities of Verisk:

•	Insurance Services Office, Inc.

•	Xactware Solutions, Inc.

•	ISO Services, Inc.

•	ISO Claims Services, Inc.

•	AIR Worldwide Corporation

•	Verisk Health, Inc.

If so provided in a prospectus supplement or term sheet, each of the guarantors will fully and unconditionally guarantee on a joint and several basis our obligations under the debt securities, subject to certain customary limitations.

Our principal executive offices are located at 545 Washington Boulevard, Jersey City, New Jersey, 07310-1686 and our telephone number is (201) 469-2000. We maintain a website at www.verisk.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we and/or our selling stockholders, as applicable, may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we and/or any selling stockholders may offer. Each time we and/or any selling stockholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

Verisk files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that Verisk files at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information Verisk files with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that Verisk files later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus:

(a) Verisk’s Annual Report on Form 10-K for the year ended December 31, 2013; and

(b) Verisk’s Current Report on Form 8-K filed on January 14, 2014 (other than Item 7.01).

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus. You should direct requests for those documents to Verisk Analytics, Inc., 545 Washington Boulevard, Jersey City, NJ 07310-1686, Attention: Investor Relations (telephone: (201) 469-2142). The incorporated materials may also be found on the Investor Relations portion of our website at investor.verisk.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or the registration statement.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

We have made or incorporated by reference statements under the captions “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and in other sections of this prospectus or the documents incorporated by reference herein that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled “Risk Factors” beginning on page 15 of Verisk’s annual report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference herein, and the “Risk Factors” included in any prospectus supplement. You should specifically consider the numerous risks outlined under “Risk Factors.”

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

RISK FACTORS

An investment in our securities involves significant risks. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

USE OF PROCEEDS

Except as otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which could include repayments of outstanding debt, and for business acquisitions or investments.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to fixed charges. For purposes of determining the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes with applicable adjustments. Fixed charges consist of interest and our estimate of an appropriate portion of rental expenses representative of the interest factor.

For the Fiscal Years Ended
December 31, 2013	December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009
6.4x	6.3x	6.9x	8.2x	5.8x

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 1,200,000,000 shares of Class A common stock, par value $0.001 per share, 800,000,000 shares of Class B common stock, par value $0.001 per share, sub-divided into the following two series of Class B common stock: (1) 400,000,000 shares of Class B (Series 1) common stock and (2) 400,000,000 shares of Class B (Series 2) common stock, and 80,000,000 shares of preferred stock, par value $0.001 per share.

The Class B-1 shares converted to Class A common stock on April 6, 2011 and the Class B-2 shares converted to Class A common stock on October 6, 2011. As of the date of this prospectus, our outstanding stock consists only of Class A common stock. We will not issue any additional Class B common stock.

The following descriptions are summaries of the material terms of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Please refer to the more detailed provisions of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, copies of which are incorporated by reference as exhibits to our registration statement, and applicable law.

Common Stock

Voting Rights

Holders of our common stock have the sole right and power to vote on all matters on which a vote of stockholders is to be taken, except as provided by statute or resolution of our board of directors in connection with the issuance of preferred stock in accordance with our Amended and Restated Certificate of Incorporation.

The amendment of certain of the provisions in our amended and restated certificate of incorporation requires the affirmative vote of at least two-thirds of the votes cast thereon by the outstanding shares of the Class A common stock. These provisions include certain of the limitations described below under “— Dividend Rights”, “— Liquidation Rights”, “— Beneficial Ownership Limitations” and “Anti-Takeover Effects of Delaware Law — Staggered Boards.”

Dividend Rights

Holders of our Class A common stock will share equally (on a per share basis) in any dividend declared by our board of directors, subject to any preferential or other rights of any outstanding preferred stock.

Liquidation Rights

Upon liquidation, dissolution or winding up, holders of our Class A common stock will be entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and payment of preferential and other amounts, if any, payable on any outstanding preferred stock.

Beneficial Ownership Limitations

Our amended and restated certificate of incorporation prohibits any insurance company from beneficially owning more than ten percent of the aggregate outstanding shares of our common stock. If any transfer is purportedly effected which, if effected, would result in a violation of this limitation, the intended transferee will acquire no rights in respect of the shares in excess of this limitation, and the purported transfer of such number of excess shares will be null and void. In this context an insurance company means any insurance company whose primary activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies or any other entity controlling, controlled by or under common ownership, management or control with such insurer or reinsurer.

Preferred Stock

The board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any of the preferred stock.

Anti-Takeover Effects of Delaware Law

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

•	the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock.

The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Advance Notice of Proposals and Nominations

Our bylaws establish advance notice procedures with regard to stockholders’ proposals relating to the nomination of candidates for election as directors or other business to be brought before meetings of its stockholders. These procedures provide that notice of such stockholders’ proposals must be timely given in writing to our secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in the bylaws.

Limits on Written Consents

Our amended and restated certificate of incorporation prohibits stockholder action by written consent.

Limits on Special Meetings

Our amended and restated certificate of incorporation and bylaws provide that special meetings of the stockholders may be called by our board of directors, the chairman of the board, the Chief Executive Officer, the President or our Secretary.

Staggered Boards

Our board of directors is divided into three classes serving staggered terms. The number of directors will be fixed by our board of directors, subject to the terms of our Amended and Restated Certificate of Incorporation.

Our board of directors currently consists of twelve directors, and each director is elected for a three-year term by the holders of a plurality of the votes cast by the holders of shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the election of the directors. Vacancies on our board of directors will be filled by a majority of the remaining directors.

Listing

Our Class A common stock is listed on the NASDAQ Global Select Market under the symbol “VRSK.”

Transfer Agent and Registrar

The Transfer Agent and Registrar for the Class A common stock is Wells Fargo Shareowner Services.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES OF DEBT SECURITIES

The following description of the terms of the debt securities provides certain general terms and provisions of the debt securities and any related guarantees to which any prospectus supplement may relate. We will describe in any prospectus supplement the particular terms of the debt securities offered and the extent, if any, to which the general provisions apply to the debt securities.

Verisk Analytics, Inc. (“Verisk” or the “Issuer”) may issue senior debt securities under the Indenture dated as of April 6, 2011 (as amended and supplemented in respect of the applicable series of debt securities thereunder, the “Senior Notes Indenture”) between Verisk, as issuer, guarantors party thereto, and Wells Fargo Bank, National Association, as trustee (as trustee under the Senior Notes Indenture and the Subordinated Notes Indenture (as defined below), the “Trustee”). As of the date of this prospectus, Verisk has issued $450,000,000 aggregate principal amount of its 5.800% Senior Notes due 2021 (the “2021 Senior Notes”), $250,000,000 aggregate principal amount of its 4.875% Senior Notes due 2019 (the “2019 Senior Notes”) and $350,000,000 aggregate principal amount of its 4.125% Senior Notes due 2022 (the “2022 Senior Notes” and together with the 2021 Senior Notes and 2019 Senior Notes, the “Existing Notes”) under the Senior Notes Indenture, and Verisk may re-open any of these series and/or issue additional series of notes under the Senior Notes Indenture from time to time. In addition, Verisk may issue subordinated debt securities under an indenture to be entered into between Verisk, as issuer, any of the wholly-owned subsidiaries of Verisk named below, as guarantors, and Wells Fargo Bank, National Association, as trustee (the “Subordinated Notes Indenture” and together with the Senior Notes Indenture, the “Indentures” and each an “Indenture”).

The Senior Notes Indenture (including the supplemental indentures for the Existing Notes) and form of the Subordinated Notes Indenture are incorporated by reference as exhibits to the registration statement to which this prospectus relates. The following summary of the Indentures does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indentures. Numerical references in parentheses below are to sections in the relevant Indenture.

General

The following description describes debt securities we may issue from time to time under this prospectus. Modifications to these terms and/or additional terms will be provided in the applicable prospectus supplement. The debt securities will be unsecured general obligations of the Issuer and will constitute either senior or subordinated debt of the Issuer. Each Indenture provides that debt securities may be issued from time to time in one or more series. The Issuer may authorize the issuance and provide for the terms of a series of debt securities pursuant to a supplemental indenture or pursuant to a resolution of its Board of Directors, any duly authorized committee of the Board of Directors or any committee of officers or other representatives of the Issuer duly authorized by the Board of Directors for this purpose. The Indentures do not limit or otherwise restrict the amount of indebtedness which may be issued in accordance with their terms or that may otherwise be issued by the Issuer or any of its subsidiaries.

You should refer to the prospectus supplement relating to a particular series of debt securities for the terms of those debt securities, including, where applicable:

•	the designation of the series of debt securities;

•	whether the debt securities are entitled to the benefit of any guarantee by any Guarantor (as defined below);

•	the classification of the debt securities as senior or subordinated debt securities;

•	the ranking of the specific series of debt securities relative to other outstanding indebtedness, including subsidiaries’ debt;

•	if the debt securities are subordinated, the aggregate amount of outstanding indebtedness, as of a recent date, that is senior to the subordinated securities, and any limitation on the issuance of additional senior indebtedness;

•	any limit upon the aggregate principal amount of the series of debt securities that may be authenticated and delivered under the Indenture and any limitation on the Issuer’s ability to increase such aggregate principal amount after the initial issuance of the series of debt securities;

•	the issue price of the debt securities;

•	the date or dates on which the principal of the series of debt securities is payable (which date or dates may be fixed or extendible);

•	the interest rate or rates (which may be fixed or floating), if any, the method by which the rate or rates will be determined and the interest payment and regular record dates;

•	the place or places where the principal of and any interest on the series of debt securities shall be payable;

•	the Issuer’s right, if any, to redeem debt securities of the series, in whole or in part, at the Issuer’s option and the period or periods within which, the price or prices at which and any terms and conditions upon which debt securities of the series may be so redeemed, pursuant to any sinking fund or otherwise;

•	the Issuer’s obligation, if any, to redeem, purchase or repay debt securities of the series pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a holder thereof and the price or prices at which and the period or periods within which and any of the terms and conditions upon which debt securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

•	if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which debt securities of the series shall be issuable;

•	if other than the principal amount thereof, the portion of the principal amount of debt securities of the series which shall be payable upon declaration of acceleration of the maturity thereof;

•	if other than the currency of the United States of America, the currency or currencies, including composite currencies, in which payment of the principal of and interest on the debt securities of the series shall be payable;

•	whether the debt securities of the series will be issued in registered or bearer form (with or without coupons), or any combination of the foregoing;

•	whether the debt securities of the series may be exchangeable for and/or convertible into common stock or any other security;

•	whether and under what circumstances the Issuer will pay additional amounts on the debt securities of the series held by a person who is not a U.S. person in respect of any taxes;

•	if the debt securities of the series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary debt security of such series);

•	any trustees, depositaries, authenticating or paying agents, transfer agents or the registrar or any other agents with respect to the debt securities of the series;

•	provisions, if any, for the defeasance of the debt securities of the series (including provisions permitting defeasance of less than all debt securities of the series);

•	if the debt securities of the series are issuable in whole or in part in global form, the identity of the depositary or common depositary for such debt securities in global form;

•	any other Events of Default or covenants with respect to the debt securities of the series; and

•	any other terms of the debt securities of the series (which terms shall not be inconsistent with the provisions of the Indenture).

If the Issuer issues Original Issue Discount Securities, we will also describe in the applicable prospectus supplement the U.S. federal income tax consequences and other special considerations applicable to those securities.

Senior Debt

Verisk may issue under the Senior Debt Indenture additional debt securities that will constitute part of the senior debt of Verisk. These senior debt securities will rank equally and pari passu with all other unsecured and unsubordinated debt of Verisk.

Subordinated Debt

Verisk may issue under the Subordinated Debt Indenture the debt securities that will constitute part of the subordinated debt of Verisk. These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Debt Indenture, to all senior indebtedness of Verisk. The Subordinated Debt Indenture defines “senior indebtedness” to include principal of and interest on all of our debt but does not include nonrecourse obligations, the subordinated debt securities, any other obligations specifically designated as being subordinate in right of payment to senior indebtedness or any of our redeemable stock.

In general, the holders of all senior indebtedness are first entitled to receive payment of the full amount unpaid on senior indebtedness before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events. These events include:

•	any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshalling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of ours; or

•	a default having occurred for any payment with respect to any senior indebtedness, and such an event of default shall not have been cured or waived or shall not have ceased to exist.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated in this prospectus by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

Guarantees

If so provided in a prospectus supplement or term sheet, the debt securities will have the benefit of the full and unconditional guarantees (subject to certain customary limitations), jointly and severally, from any of the following 100% owned subsidiaries of Verisk (the “Guarantors”):

•	Insurance Services Office, Inc.

•	Xactware Solutions, Inc.

•	ISO Services, Inc.

•	ISO Claims Services, Inc.

•	AIR Worldwide Corporation

•	Verisk Health, Inc.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make any funds available therefor, whether by dividends, loans or other payments, other than as expressly provided in the Indentures.

Under the Indenture, guarantees will be released upon (a) a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (in each case other than to the Issuer or another Guarantor or a Person who, prior to such sale or other disposition, is an affiliate of the Issuer or a Guarantor), or (b) defeasance or discharge of the debt securities, as described below.

Under the Indenture, if any subsidiary of the Issuer shall become a guarantor under our revolving credit facility or any amendment, refinancing or replacement thereof, the Issuer shall promptly cause such subsidiary to become a Guarantor by causing such subsidiary to execute and deliver a supplemental indenture to the Trustee in accordance with the provisions of the Indenture, which such supplemental indenture shall evidence the guarantee of such additional Guarantor. In addition, the supplemental indentures for each series of Existing Notes provides that the guarantees for such Existing Notes shall also be released at such time the Guarantor shall cease to guarantee any of the indebtedness under our credit agreement.

Consolidation, Merger or Sale of Assets

Unless otherwise provided in a prospectus supplement, neither the Issuer nor any Guarantor may consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (in one transaction or a series of related transactions), unless:

(a) (i) the Issuer or such Guarantor, as the case may be, shall be the continuing Person or (ii) the Person (if other than the Issuer or such Guarantor, as the case may be), formed by such consolidation or into which the Issuer or such Guarantor, as the case may be, is merged or to which the Issuer’s properties and assets or the properties and assets of such Guarantor, as the case may be, shall be sold, conveyed, transferred or leased shall be a Person organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the Issuer’s obligations or the obligations of such Guarantor, as the case may be, on all of the debt securities or guarantees of debt securities, as the case may be, and under the Indenture;

(b) immediately after giving effect to the transaction referred to in clause (a), no Default shall have occurred and be continuing; and

(c) the Issuer or such Guarantor, as the case may be, shall have delivered to the Trustee (A) an opinion of counsel stating that such consolidation, merger or sale, conveyance, transfer or lease and such supplemental indenture (if any) complies with the relevant provision and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with and that such supplemental indenture (if any) constitutes the legal, valid and binding obligation of the Issuer or such Guarantor, as the case may be, and any such successor enforceable against such entity in accordance with its terms, subject to customary exceptions and (B) an officers’ certificate to the effect that immediately after giving effect to such transaction, no Default shall have occurred and be continuing.

Upon any consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of the Issuer’s property and assets or the property and assets of a Guarantor, as the case may be, in accordance with the foregoing, the successor Person formed by such consolidation or into which the Issuer or such Guarantor, as the case may be, is merged or to which such sale, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer’s or such Guarantor’s, as the case may be, under the Indenture with the same effect as if such successor

Person had been named in the Issuer’s place or the Guarantor’s place, as the case may be, in the Indenture and thereafter the predecessor Person, except in the case of a lease, shall be relieved of all obligations and covenants under the Indenture, the debt securities and the guarantees of debt securities, as applicable.

Events of Default

Unless otherwise provided in a prospectus supplement, each of the following is an “Event of Default” under the Indentures, together with any other Event of Default established with respect to the debt securities of any series as provided in the applicable prospectus supplement:

•	the Issuer defaults in the payment of the principal of any debt security of such series when due and payable at maturity, upon acceleration, redemption or mandatory repurchase, including as a sinking fund installment, or otherwise;

•	the Issuer defaults in the payment of interest on any debt security of such series when the same becomes due and payable, and such default continues for a period of 30 days;

•	the Issuer or any Guarantor defaults in the performance of or breaches any other covenant or agreement of the Issuer or such Guarantor, as applicable, in the Indenture with respect to any debt security of any series or any guarantee of debt securities, as applicable, and such default or breach continues for a period of 90 days after written notice is given to the Issuer or the relevant Guarantor, as applicable, by the Trustee or to the Issuer or the relevant Guarantor, as applicable, and the Trustee by the holders of 25% or more in aggregate principal amount of the debt securities of each series affected thereby (acting as a separate class) specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” as defined in the Indenture;

•	the occurrence of various events of bankruptcy, insolvency or reorganization involving the Issuer as provided in the Indenture; and

•	any guarantee ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding or the applicable Guarantor denies or disaffirms its obligations under the Indenture or guarantee.

No Event of Default with respect to a single series of debt securities issued under the Indenture specific to such series shall constitute an Event of Default with respect to any other series of securities unless otherwise provided in this Indenture or any supplemental indenture, officers’ certificate or board resolution with respect to any other series of debt securities.

If an Event of Default other than as described in the fourth bullet above with respect to the debt securities of any series then outstanding occurs and is continuing, then, and in each and every such case, except for any series of debt securities the principal of which shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of any such series then outstanding under the Indenture by notice in writing to the Issuer (and to the Trustee if given by holders), may declare the entire principal (or, if the debt securities of any such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series established pursuant to the Indenture) of all debt securities of such series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable.

If an Event of Default described in the fourth bullet above occurs and is continuing, then the principal amount (or, if any debt securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof established pursuant to the Indenture) of all the debt securities then outstanding and interest accrued thereon, if any, shall be and become immediately due and payable, without any notice or other action by any holder or the Trustee, to the full extent permitted by applicable law.

The foregoing two paragraphs, however, are subject to the condition that if, at any time after the principal (or, if the debt securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof established pursuant to the Indenture) of the debt securities of any series (or of all the debt securities, as the case may be) shall have been so declared or become due and payable, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Issuer shall pay or shall deposit with the Trustee a sum sufficient to pay all matured installments of interest upon all the debt securities of each such series (or of all the debt securities, as the case may be) and the principal of any and all debt securities of each such series (or of all the debt securities, as the case may be) which shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that payment of such interest is enforceable under applicable law, on overdue installments of interest, at the same rate as the rate of interest or Yield to Maturity (in the case of Original Issue Discount Securities) specified in the debt securities of each such series to the date of such payment or deposit) and such amount as shall be sufficient to cover all amounts owing the Trustee under the Indenture, and if any and all Events of Default under the Indenture, other than the non-payment of the principal of debt securities which shall have become due by acceleration, shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the holders of a majority in aggregate principal amount of all the then outstanding debt securities of all such series that have been accelerated (voting as a single class), by written notice to the Issuer and to the Trustee, may waive all defaults with respect to all such series (or with respect to all the debt securities, as the case may be) and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereon.

No holder of any debt security of any series may institute any proceeding, judicial or otherwise, with respect to the Indenture or the debt securities of any series, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless: (a) such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the debt securities of such series; (b) the holders of at least 25% in aggregate principal amount of outstanding debt securities of such series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee; (c) such holder or holders have offered to the Trustee indemnity satisfactory to it against any costs, liabilities or expenses to be incurred in compliance with such request; (d) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (e) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series have not given the Trustee a direction that is inconsistent with such written request. In addition, a holder may not use the Indenture to prejudice the rights of another holder or to obtain a preference or priority over such other holder. However, these limitations do not apply to impair or affect the right of any holder of a debt security to receive payment of principal of or interest, if any, on such holder’s debt security on or after the respective due dates expressed on such debt security, or to bring suit for the enforcement of any such payment on or after such respective dates.

If an Event of Default has occurred and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request, order or direction of any of the holders, unless such holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

Subject to the right of the Trustee to receive indemnity satisfactory to it, the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series affected may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the debt securities of such series by the Indenture.

The Trustee will, within 90 days after any default occurs, be required to give notice of the default to the holders of the debt securities of that series, unless the default was already cured or waived. Unless there is a default in paying principal or interest when due, the Trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

The Issuer is required to furnish to the Trustee an annual statement as to compliance with all conditions and covenants under the Indentures within 120 days after the end of each fiscal year.

Modification and Waiver

The Issuer and the Trustee may amend or supplement an Indenture or the debt securities of any series without notice to or the consent of any holder in order to:

•	cure any ambiguity, defect or inconsistency in the Indenture; provided that such amendments or supplements shall not materially and adversely affect the interests of the holders;

•	comply with the provisions set forth above under the caption “— Consolidation, Merger or Sale of Assets”;

•	comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act;

•	evidence and provide for the acceptance of appointment under the Indenture with respect to the debt securities of any or all series by a successor Trustee and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee, pursuant to the requirements of the Indenture;

•	establish the form or forms or terms of debt securities of any series or of the coupons appertaining to such debt securities as permitted by Indenture;

•	provide for uncertificated or unregistered debt securities and to make all appropriate changes for such purpose;

•	add any additional guarantors on the terms described above; and

•	make any change that does not materially and adversely affect the rights of any holder.

Subject to the terms of the Indenture, without prior notice to any holders, the Issuer and the Trustee may amend the Indenture and the debt securities of any series with the written consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by such amendment, and the holders of a majority in principal amount of the outstanding debt securities of each series affected thereby by written notice to the Trustee may waive future compliance by the Issuer with any provision of the Indenture or the debt securities of such series.

However, without the consent of each holder affected thereby, an amendment or waiver may not:

•	change the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, such holder’s debt security or the times at which it may be redeemed or repurchased;

•	reduce the principal amount thereof or the rate of interest thereon (including any amount in respect of original issue discount);

•	change the coin or currency in which any debt security or any premium or interest thereon is payable;

•	impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption, on or after the redemption date);

•	make any changes that would affect the ranking for the debt securities in a manner adverse to the holders thereof;

•	reduce the percentage of outstanding debt securities the consent of whose holders is necessary to modify or amend the Indenture with respect to the debt securities of the relevant series;

•	reduce the percentage in principal amount of outstanding debt securities of the relevant series the consent of whose holders is required for any supplemental indenture or for any waiver of compliance with certain provisions of the Indenture or certain Defaults and their consequences provided for in the Indenture;

•	release any Guarantor from its guarantee of a debt security, except for terminations of guarantees of debt securities as described above; and

•	make any changes to this paragraph.

Denominations, Exchange, Registration and Transfer

Unless otherwise specified in the applicable prospectus supplement, the debt securities of any series will be issued as registered securities, in global or certificated form and in denominations of $2,000 and any integral multiple of $1,000 in excess thereof, and will be payable only in U.S. dollars. For more information regarding debt securities issued in global form, see “Forms of Securities” below. Any debt securities the Issuer issues in bearer form will have coupons attached.

Registered debt securities of any series will be exchangeable for other registered debt securities of the same series in the same aggregate principal amount and having the same stated maturity date and other terms and conditions. If so provided in the applicable prospectus supplement, to the extent permitted by law, debt securities of any series issued in bearer form which by their terms are registrable as to principal and interest may be exchanged, at the option of the holders, for registered debt securities of the same series in the same aggregate principal amount and having the same stated maturity date and other terms and conditions, upon surrender of those securities at the corporate trust office of the trustee or at any other office or agency designated by the Issuer for the purpose of making any such exchanges. Except in certain limited circumstances, debt securities issued in bearer form with coupons surrendered for exchange must be surrendered with all unmatured coupons and any matured coupons in default attached thereto.

Upon surrender for registration of transfer of any registered debt security of any series at the office or agency maintained for that purpose and upon payment of any tax or other governmental charges that may be required in connection with any exchange or registration of transfer of such debt security, the Issuer will execute, and the Trustee will authenticate and deliver, in the name of the designated transferee, one or more new registered debt securities of the same series in the same aggregate principal amount of authorized denominations and having the same stated maturity date and other terms and conditions. The Issuer may not impose any service charge, other than any required tax or other governmental charge, on the transfer or exchange of debt securities.

The Issuer is not required (i) to issue, authenticate, register the transfer of or exchange debt securities of any series during a period of 15 days before the mailing of a notice of redemption of such debt securities for redemption or (ii) to register the transfer of or exchange any debt security so selected for redemption in whole or in part.

Satisfaction and Discharge; Defeasance

Satisfaction and Discharge

The Issuer may terminate its obligations under the Indenture with respect to any series of debt securities when:

(a) the Issuer has paid or caused to be paid the principal of and interest on all the debt securities of any series outstanding under the Indenture (other than debt securities of such series which have been destroyed, lost or stolen and which have been replaced or paid as provided in the Indenture) as and when the same shall have become due and payable, or

(b) the Issuer has delivered to the Trustee for cancellation all debt securities of any series theretofore authenticated (other than any debt securities of such series which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in the Indenture), or

(c) all the debt securities of such series not theretofore delivered to the Trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities.

In any such case, the Issuer will also:

(a) pay or cause to be paid all other sums payable under the Indenture by the Issuer with respect to debt securities of such series,

(b) deliver to the Trustee an officers’ certificate and an opinion of counsel.

In no event shall the rights of holders of debt securities to receive amounts in respect of principal of and interest on the debt securities held by them be delayed longer than required by then-applicable mandatory rules or policies of any securities exchange upon which the debt securities are listed.

Legal Defeasance

The Issuer may also elect to have its obligations under the Indenture discharged with respect to the outstanding debt securities of any series. The Issuer shall be deemed to have paid and shall be discharged from any and all obligations in respect of the debt securities of any series, on the 123rd day after the deposit referred to in clause (i) below has been made, and the provisions of the Indenture shall no longer be in effect with respect to the debt securities of such series (and the Trustee, at the Issuer’s expense, shall execute proper instruments acknowledging the same), provided that the following conditions shall have been satisfied:

(i) the Issuer has deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the debt securities of such series, (A) money in an amount, or (B) U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide not later than one day before the due date of any payment referred to in subclause (x) or (y) of this clause (i) money in an amount, or (C) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge without consideration of the reinvestment of such interest and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee (x) the principal of, premium, if any, and each installment of interest on the outstanding debt securities of such series on the due dates thereof and (y) any mandatory sinking fund payments or analogous payments applicable to the debt securities of such series on the day on which such payments are due and payable in accordance with the terms of debt securities of such series and the Indenture with respect to the debt securities of such series;

(ii) the Issuer has delivered to the Trustee (A) either (x) an opinion of counsel to the effect that holders of debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of the Issuer’s exercise of its option and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable federal income tax law or related treasury regulations after the date of the Indenture or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned opinion of counsel and (B) an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

(iii) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under any guarantees of debt securities, any other agreement or instrument to which the Issuer is a party or by which the Issuer is bound;

(iv) if at such time the debt securities of such series are listed on a national securities exchange, the Issuer has delivered to the Trustee an opinion of counsel to the effect that the debt securities of such series will not be delisted as a result of such deposit, defeasance and discharge;

(v) the Issuer has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge have been complied with; and

(vi) if the debt securities of such series are to be redeemed prior to the final maturity thereof (other than from mandatory sinking fund payments or analogous payments), notice of such redemption shall have been duly given pursuant to the Indenture or provision therefor satisfactory to the Trustee shall have been made.

However, neither satisfaction and discharge of the Indenture nor legal defeasance will discharge the provisions of the Indenture with respect to: (a) rights of registration of transfer and exchange, and the Issuer’s right of optional redemption, if any, (b) the substitution of mutilated, defaced, destroyed, lost or stolen debt securities, (c) the rights of holders to receive payments of principal thereof and interest thereon, upon the original stated due dates therefor (but not upon acceleration) and remaining rights of the holders to receive mandatory sinking fund payments, if any, (d) the rights, obligations and immunities of the Trustee under the Indenture and (e) the rights of the holders of such series as beneficiaries under the Indenture with respect to the property deposited with the Trustee payable to all or any of them.

Covenant Defeasance

In addition, the Issuer may elect to have its obligations released with respect to certain covenants in the Indenture, following which the Issuer will no longer be required to comply with any term, provision or condition set forth in, and the Indenture will no longer be in effect with respect to certain covenants, and certain events described above under “— Events of Default” shall be deemed not to be an Event of Default with respect to debt securities of any series, if:

(a) the Issuer has deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the debt securities of such series and the Indenture with respect to the debt securities of such series, (i) money in an amount or (ii) U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide not later than one day before the due dates thereof or earlier redemption (irrevocably provided for under agreements satisfactory to the Trustee), as the case may be, of any payment referred to in subclause (x) or (y) of this clause (a) money in an amount, or (iii) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge without consideration of the reinvestment of such interest and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee (x) the principal of, premium, if any, and each installment of interest on the outstanding debt securities of such series on the due date thereof or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be, and (y) any mandatory sinking fund payments or analogous payments applicable to the debt securities of such series and the Indenture with respect to the debt securities of such series on the day on which such payments are due and payable in accordance with the terms of the Indenture and of debt securities of such series and the Indenture with respect to the debt securities of such series;

(b) the Issuer has delivered to the Trustee (i) an opinion of counsel to the effect that holders of debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of the Issuer’s exercise of its option and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (ii) an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

(c) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under any guarantees or, any other agreement or instrument to which the Issuer is a party or by which the Issuer is bound;

(d) if at such time the debt securities of such series are listed on a national securities exchange, the Issuer has delivered to the Trustee an opinion of counsel to the effect that the debt securities of such series will not be delisted as a result of such deposit, defeasance and discharge;

(e) the Issuer has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance have been complied with; and

(f) if the debt securities of such series are to be redeemed prior to the final maturity thereof (other than from mandatory sinking fund payments or analogous payments), notice of such redemption shall have been duly given pursuant to the Indenture or provision therefor satisfactory to the Trustee shall have been made.

Concerning the Trustee

Unless otherwise provided in a prospectus supplement, Wells Fargo Bank, National Association is the Trustee under each of the Indentures and is also the registrar and paying agent of the debt securities. The duties of the Trustee shall be as provided by the Trust Indenture Act, and as set forth in each Indenture.

The Trustee in its individual or any other capacity, may become the owner or pledgee of debt securities and may otherwise deal with us and our affiliates with the same rights it would have if it were not the Trustee.

Governing Law

The laws of the State of New York shall govern each of the Indentures and the debt securities, without regard to conflicts of law principles thereof.

Definitions

“affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“indebtedness” means, with respect to any person, obligations (other than Nonrecourse Obligations) of such person for borrowed money or evidenced by bonds, debentures, notes or similar instruments.

“Original Issue Discount Securities” means debt securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the provisions therefor in the Indenture.

“Nonrecourse Obligation” means indebtedness or other obligations substantially related to (a) the acquisition of assets not previously owned by us or any of our subsidiaries or (b) the financing of a project involving the development or expansion of its properties or those of any of our subsidiaries, as to which the oblige with respect to such indebtedness or obligation has no recourse to us or any of our subsidiaries, or any of our assets or those of any of our subsidiaries other than the assets that were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb), as it may be amended from time to time.

“Trustee” means Wells Fargo Bank, National Association until a successor replaces it in accordance with the provisions of the Indenture and thereafter shall mean or include each Person who is then a Trustee under the Indenture, and if at any time there is more than one such Person, “Trustee” as used with respect to the debt securities of any series shall mean the Trustee with respect to debt securities of that series.

“U.S. Government Obligations” means debt securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt.

“Yield to Maturity” means, as the context may require, the yield to maturity (i) on a series of debt securities or (ii) if the debt securities of a series are issuable from time to time, on a debt security of such series, calculated at the time of issuance of such series in the case of clause (i) or at the time of issuance of such debt security of such series in the case of clause (ii), or, if applicable, at the most recent redetermination of interest on such series or on such debt security, and calculated in accordance with the constant interest method or such other accepted financial practice as is specified in the terms of such debt security.

DESCRIPTION OF RIGHTS

We may issue rights under a purchase contract for the purchase or sale of equity securities issued by us, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under an indenture.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Unless otherwise provided in a prospectus supplement, certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities. We may issue registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Verisk, any of the subsidiary registrants, the trustees, the warrant agents, the unit agents or any other agent of Verisk, agent of any of the subsidiary registrants, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We and/or the selling stockholders may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by us, and/or the selling stockholders, as applicable;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. If we and/or the selling stockholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We and/or the selling stockholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We and/or the selling stockholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with us and/or the selling stockholders, if applicable, to indemnification by us and/or the selling stockholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Each series of securities other than the Class A common stock, which is listed on the NASDAQ Global Select Market, and other than any re-opening of our Existing Notes, will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements and the related financial statement schedule as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, incorporated by reference in this Prospectus, from the Company’s Annual Report on Form 10-K filed on February 25, 2014, and the effectiveness of Verisk Analytics, Inc.’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.